Exhibit (b)(4)

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY OF THE VARIOUS STATES OF THE UNITED STATES OF AMERICA. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION THEREUNDER OR AN EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

THE INDEBTEDNESS AND OTHER OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (AS AMENDED, RESTATED, REPLACED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “SUBORDINATION AGREEMENT”) DATED AS OF FEBRUARY 4, 2011 AMONG ENDEAVOUR STRUCTURED EQUITY AND MEZZANINE FUND I, L.P., KEYBANK NATIONAL ASSOCIATION, AND ACKNOWLEDGED BY VIGOR INDUSTRIAL LLC, MILES MARINE, INC., NAUTICAL MILES, INC. AND THE OTHER BORROWERS SIGNATORIES TO THE SENIOR SECURED CREDIT FACILITY (AS DEFINED BELOW) AS BORROWERS AND ANY OTHER PERSON THAT BECOMES A BORROWER THEREUNDER; AND EACH HOLDER OF INDEBTEDNESS AND OTHER OBLIGATIONS EVIDENCED HEREBY, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

NOTE PURCHASE AGREEMENT

by and among

VIGOR INDUSTRIAL LLC,

MILES MARINE, INC.,

NAUTICAL MILES, INC.,

THE OTHER CO-BORROWERS PARTY THERETO

and

ENDEAVOUR STRUCTURED EQUITY AND MEZZANINE FUND I, L.P.

February 4, 2011

-i-

-ii-

-iii-

-iv-

-v-

NOTE PURCHASE AGREEMENT

$15,000,000 Aggregate Principal Amount of

SEAM Senior Subordinated Notes of Vigor Industrial LLC, Miles Marine, Inc.,

Nautical Miles, Inc. and Other Co-Borrowers

THIS NOTE PURCHASE AGREEMENT (this “Agreement”), dated as of February 4, 2011, is by and among (i) VIGOR INDUSTRIAL LLC, an Oregon limited liability company (“Parent”), (ii) MILES MARINE, INC., an Oregon corporation (“Intermediate Parent”), (iii) NAUTICAL MILES, INC., a Delaware corporation (“AcquisitionCo”), (iv) the other co-borrowers signatory hereto (together with Parent, Intermediate Parent and AcquisitionCo, the “Co-Borrowers” and each a “Co-Borrower”), and (v) ENDEAVOUR STRUCTURED EQUITY AND MEZZANINE FUND I, L.P., a Delaware limited partnership (the “Purchaser”). Capitalized terms used and not defined elsewhere in this Agreement are defined in Article 1 hereof.

RECITAL

Pursuant to the Agreement and Plan of Merger, dated as of December 22, 2010 (the “Target Merger Agreement”), by and among AcquisitionCo, Parent, Intermediate Parent and Target, (i) Intermediate Parent has offered to purchase all of the outstanding shares of common stock of Target (the “Tender Offer Agreements”) and (ii) AcquisitionCo will merge with and into Target, with Target surviving such merger (the “Merger”; the Merger and the tender offer launched pursuant to the Tender Offer Agreements are collectively referred to as the “Target Acquisition”).

The Co-Borrowers have proposed selling to the Purchaser the SEAM Senior Subordinated Notes in the original principal amount of $15,000,000 upon the terms and conditions set forth herein, for the purpose of partially (i) financing the Target Transactions and pay certain fees and expenses incurred in connection with the Transactions, (ii) repay Target’s obligations under the Existing Credit Agreement (Target), (iii) repay Parent’s obligations under the Existing Credit Agreement (Parent), (iv) to repay certain other Indebtedness of Parent, Target and their respective Subsidiaries, (v) finance capital expenditures and (vi) provide working capital and funds for other general corporate purposes, in each case, not inconsistent with the terms of this Agreement.

NOW, THEREFORE, the parties hereto, in consideration of the premises and their mutual covenants and agreements herein set forth and intending to be legally bound hereby, covenant and agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Definitions.

In addition to other words and terms defined elsewhere in this Agreement, the following words and terms shall have the meanings set forth below (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (i) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (ii) the acquisition or ownership of in excess of 50% of the Equity Interests of any Person, or (iii) the acquisition of another Person by a merger, consolidation, amalgamation or any other combination with such Person.

“AcquisitionCo” is defined in the preamble.

“Act” is defined in Section 12.17.

“Action” means any action, claim, suit or proceeding by or before any court or other adjudicatory proceeding before a Governmental Authority.

“Additional Guarantor Supplement” means a supplement to this Agreement, substantially in the form of Exhibit C, executed and delivered to the Purchaser by each Person required to become a Guarantor pursuant to Section 7.25.

“Advance Mandatory Prepayment Notice” is defined in Section 3.5.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a second Person if such first Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors or managers of such second Person or (ii) to direct or cause the direction of the management and policies of such second Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Note Purchase Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Annual Report” is defined in Section 7.5(h).

“Anti-Terrorism Law” means the USA Patriot Act or any other law pertaining to the prevention of future acts of terrorism, in each case as such law may be amended from time to time.

“Approved Bank” is defined in the definition of “Cash Equivalents”.

“Asset Sale” means, with respect to any Person, the sale, lease, transfer or other disposition (including by means of Sale and Lease-Back Transactions, and by means of mergers, consolidations, amalgamations and liquidations of a corporation, partnership or limited liability company of the interests therein of such Person) by such Person to any other Person of any of such Person’s assets, provided, that the term Asset Sale specifically excludes (i) any sales, transfers or other dispositions of inventory, or obsolete, worn-out or excess furniture, fixtures, equipment or other property, real or personal, tangible or intangible, in each case in the ordinary course of business, including the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of the Co-Borrowers, no longer necessary to maintain in the conduct of the business of the Co-Borrowers and its Subsidiaries taken as a whole and (ii) the actual or constructive total loss of any property or the use thereof resulting from any Event of Loss.

“Bankruptcy Code” is defined in Section 9.1.

“Board” means, with respect to each Co-Borrower, the board of directors or managers of such Co-Borrower, as applicable.

“Borrower Group” means the Co-Borrowers and each of their Subsidiaries, on a consolidated basis.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Portland, Oregon.

“Capital Distribution” means, with respect to any Person, a payment made, liability incurred or other consideration given for the purchase, acquisition, repurchase, redemption or retirement of any Equity Interest of such Person or as a dividend, return of capital or other distribution in respect of any of such Person’s Equity Interests.

“Capital Expenditures” means, without duplication, Consolidated Capital Expenditures, but excluding (i) expenditures made in connection with the replacement, substitution or restoration of property pursuant to Section 2.13(c)(viii) of the Senior Secured Credit Facility, (ii) expenditures made in connection with the reinvestment of proceeds of Asset Sales in accordance with Section 2.13(c)(v) of the Senior Secured Credit Facility, (iii) without duplication of clause (ii), the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time and (iv) Permitted Acquisitions.

“Capital Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, should be accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” means, with respect to any Person, all obligations under Capital Leases of such Person, without duplication, in each case taken at the amount thereof accounted for as liabilities identified as “capital lease obligations” (or any similar words) on a consolidated balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means any of the following:

(i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(ii) U.S. Dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (x) any Senior Secured Lender, (y) any financial institutions of recognized standing organized under the laws of the United States (or any state thereof or the District of Columbia) and having capital and surplus in excess of $500,000,000 or (z) any commercial bank (or the parent company of such bank) of recognized standing organized under the laws of the United States (or any state thereof or the District of Columbia) and whose short-term commercial paper rating from S&P is at least A-1, A-2 or the equivalent thereof or from Moody’s is at least P-1, P-2 or the equivalent thereof (any such bank, an “Approved Bank”), in each case with maturities of not more than 180 days from the date of acquisition;

(iii) commercial paper issued by any Senior Secured Lender or Approved Bank or by the parent company of any Senior Secured Lender or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company of recognized standing organized under the laws of the United States (or any state thereof or the District of Columbia) with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company of recognized standing organized under the laws of the United States (or any state thereof or the District of Columbia) with a long-term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within 180 days after the date of acquisition;

(iv) fully collateralized repurchase agreements entered into with any Senior Secured Lender or Approved Bank having a term of not more than 90 days and covering securities described in clause (i) above and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(v) investments in money market funds registered under the Investment Company Act of 1940 which are administered by Approved Banks, and of which substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above; and

(vi) investments in money market funds access to which is provided as part of “sweep” accounts maintained with a Senior Secured Lender or an Approved Bank.

“Cash Income Taxes” means, for any period, the income taxes paid in cash during such period.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, 42 U.S.C. §§9601 et seq., and any analogous state statutes.

“Change of Control” means:

(i) Frank J. Foti shall fail to own and control, on a fully diluted basis, directly or indirectly, at least 55% of the economic and voting interest in the Equity Interests of the Parent, free and clear of all Liens (other than Liens granted pursuant to the Related Party Pledge Agreement (as defined in the Senior Secured Credit Facility));

(ii) (a) prior to the Merger, Intermediate Parent shall fail to own and control directly 100% of the Equity Interests of AcquisitionCo; (b) after the Merger, Intermediate Parent shall fail to own and control directly 100% of the Equity Interests of Target; or (c) Parent shall fail to own and control, directly or indirectly, 100% of the Equity Interests of each Subsidiary (or, in the case of any Subsidiary that is a non-wholly owned Subsidiary as of the Closing Date, not less than the percentage of the Equity Interests of such Subsidiary owned and controlled, directly or indirectly, by Parent as of the Closing Date), except as set forth in subsection (c) of this clause (ii) and except pursuant to a transaction not otherwise prohibited by this Agreement;

(iii) Frank J. Foti shall cease to have the power to elect a majority of the board of directors (or similar governing body) of Parent; or

(iv) the occurrence of a change in control, or other similar provision, under or with respect to any other Material Indebtedness Agreement or Equity Interests of the Parent or any of its Subsidiaries;

provided, however, that if Frank J. Foti (A) ceases to own and control such percentage of the Equity Interests of the Parent required by clause (i) above or (B) ceases to have the power to elect a majority of the board of directors as required by clause (iii) above, in either case, solely as a consequence of his death or incapacity, a “Change of Control” shall not be deemed to exist (and no Event of Default shall result therefrom) if, within 45 days of such death or incapacity the Purchaser approves in writing a succession plan presented jointly by the estate of Frank J. Foti and then-existing management of the Parent (and each of the Co-Borrowers agrees to execute an amendment to this Agreement to the extent deemed advisable by Purchaser, in its reasonable discretion, to effect such changes to the definition of “Change of Control” as Purchaser may deem appropriate given such succession plan).

“Closing” means the closing of the purchase and sale of the SEAM Senior Subordinated Notes, as set forth in Section 2.3.

“Closing Date” means the earlier of (i) the date on which each of (a) each of the conditions set forth in Section 4.1 are satisfied or waived by the Purchaser, (b) the Transactions shall have been consummated and (c) the Senior Subordinated Notes have been issued to the Purchaser, and (ii) March 11, 2011.

“Co-Borrower” and “Co-Borrowers” are defined in the preamble and includes each of Target, TPSC, ESI, TSI and MVLC upon its execution and delivery of a Joinder Agreement pursuant to Section 4.1(f)(ii). Without limiting the generality of the foregoing sentence, the term “Co-Borrowers” as used in Section 4.1 (other than Section 4.1(f)(i)) shall be deemed to include, from and after the Closing Date, each of Target, TPSC, ESI, TSI and MVLC.

“Co-Borrower Representative” means Parent.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Commitment Fee” means a fee, equal to 2.50% of the principal amount of the SEAM Senior Subordinated Notes, less that unused portion of the Expense Deposit (as defined in the Commitment Letter).

“Commitment Letter” means that certain Commitment Letter, dated December 20, 2010, from Purchaser to Parent.

“Commodities Hedge Agreement” means a commodities contract purchased by the Parent or any of its Subsidiaries in the ordinary course of business, and not for speculative purposes, with respect to raw materials necessary to the manufacturing or production of goods in connection with the business of the Parent and its Subsidiaries.

“Compliance Certificate” is defined in Section 7.5(d).

“Confidential Information” is defined in Section 12.14(a)(i).

“Consideration” means, in connection with an Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees (excluding any fees payable to any investment banker in connection with such Acquisition) or fees for a covenant not to compete and any other consideration paid.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) made by the Parent and its Subsidiaries to acquire or lease (pursuant to a Capital Lease) fixed or capital assets, or additions to equipment (including replacements, capitalized repairs and improvements during such period) on a consolidated basis in accordance with GAAP.

“Consolidated Depreciation and Amortization Expense” means, for any period, all depreciation and amortization expenses of the Borrower Group, all as determined in accordance with GAAP.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus (i) the sum of the amounts for such period included in determining such Consolidated Net Income of (A) Consolidated Interest Expense, (B) Consolidated Income Tax Expense, (C) Consolidated Depreciation and Amortization Expense, (D) losses and expenses that are properly classified under GAAP as extraordinary and other non-cash losses and expenses (including, but not limited to, the Parent’s UAR Plan expenses and losses on sales of assets), and other non-recurring expenses reasonably acceptable to Purchaser (other than non-cash charges relating to write-downs, write-offs or reserves with respect to accounts receivable or inventory), and (E) actual fees, expenses and costs incurred on or prior to or within 60 days after the Closing Date relating to the Transactions in an amount not to exceed $6,000,000 in the aggregate, less (ii) the sum of (A) gains on sales of assets, (B) gains that are properly classified under GAAP as extraordinary and (C) other non-cash gains, all as determined for the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP; provided, however, that Consolidated EBITDA for any Testing Period shall (y) include the EBITDA for any Person or business unit that has been acquired by the Parent or any of its Subsidiaries for any portion of such Testing Period prior to the date of acquisition, so long as such EBITDA has been verified by appropriate audited financial statements or other financial information reasonably acceptable to the Purchaser and (z) exclude the EBITDA for any Person or business unit that has been disposed of by the Parent or any of its Subsidiaries for the portion of such Testing Period prior to the date of disposition. For the purposes of this Agreement, Consolidated EBITDA shall be deemed to mean $9,171,000 for the fiscal quarter ending June 30, 2010, $16,046,000 for the fiscal quarter ending September 30, 2010 and the Fourth Quarter 2010 EBITDA Amount for the fiscal quarter ending December 31, 2010.

“Consolidated Fixed Charges” means, for any Testing Period, as determined on a consolidated basis, without duplication, the sum of (i) cash Consolidated Interest Expense and (ii) scheduled principal payments on Consolidated Total Debt due during such Testing Period. Notwithstanding the foregoing, for purposes of determining (A) the amounts for clause (i) for the fiscal quarters ending June 30, 2011, September 30, 2011 and December 31, 2011, such amount shall be calculated for the period from April 1, 2011 through the end of the relevant fiscal quarter then ending, as applicable, and multiplied by 4, 2 and 4/3, respectively, and (B) the amounts for clause (ii) for the fiscal quarters ending June 30, 2011, September 30, 2011 and December 31, 2011, such amount shall be calculated for the period from April 1, 2011 through the end of the relevant fiscal quarter then ending, as applicable, and multiplied by 3, 3/2 and 1, respectively.

“Consolidated Income Tax Expense” means, for any period, all provisions for taxes based on the Consolidated Net Income of the Borrower Group (including any additions to such taxes, and any penalties and interest with respect thereto), all as determined in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, total interest expense (including that which is capitalized and that which is attributable to Capital Leases or Synthetic Leases) of the Borrower Group and in accordance with GAAP with respect to all outstanding Indebtedness of the Borrower Group.

“Consolidated Net Income” means for any period, the net income (or loss) of the Borrower Group for such period taken as a single accounting period determined in conformity with GAAP.

“Consolidated Net Worth” means at any time, all amounts that, in conformity with GAAP, would be included under the caption “total stockholders’ equity” (or any like caption) on a consolidated balance sheet of the Parent at such time.

“Consolidated Total Debt” means the sum (without duplication) of all Indebtedness (excluding Indebtedness in respect of surety or performance bonds in an amount not to exceed $50,000,000 in the aggregate and $20,000,000 individually and net obligations under Hedge Agreements expressly permitted under this Agreement) of the Parent and its Subsidiaries, all as determined on a consolidated basis.

“Control” is defined in Section 12.14(a)(ii).

“Covered Taxes” is defined in Section 3.7(a).

“Default” means any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Designated Hedge Agreement” means any Hedge Agreement (other than a Commodities Hedge Agreement) to which the Parent or any of its Subsidiaries is a party and as to which a Secured Hedge Provider (as defined in the Senior Secured Credit Facility) is a counterparty that, pursuant to a written instrument signed by the Administrative Agent (as defined in the Senior Secured Credit Facility), has been designated as a Designated Hedge Agreement so that the Parent’s or such Subsidiary’s counterparty’s credit exposure thereunder will be entitled to share in the benefits of the Guaranty and the Security Documents (as such terms are defined in the Senior Secured Credit Facility).

“Disclosing Party” is defined in the definition of Confidential Information.

“Domestic Co-Borrower” means any Co-Borrower organized under the laws of the United States, any State thereof, or the District of Columbia.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any State thereof, or the District of Columbia.

“Environmental Assessment Reports” means (a) the Summary Memorandum, dated November 30, 2010, entitled “Project Vigor; Environmental Due Diligence” and prepared by ERM Consulting and Engineering, Inc. and (b) the Summary Memorandum, dated November 19, 2010, entitled “Project Hancock: Environmental Due Diligence” and prepared by ERM Consulting and Engineering, Inc.

“Environmental Claims” means any and all regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations which are enforcement or remediation related or other claims for losses, demands, costs and expenses asserted under or relating to any Environmental Law or any permit issued under any such law (hereafter “Claims”), including (i) any and all Claims by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the storage, treatment or Release (as defined in CERCLA) of any Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Laws” means any applicable Federal, state, foreign or local statute, Law, rule, regulation, ordinance, code and common law now or hereafter in effect and in each case as amended, and any applicable binding and enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment issued to or rendered against the Parent or any of its Subsidiaries relating to the environment, natural resources, health and safety, pollution or Hazardous Materials (including the release thereof into the environment), including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Claim which relate to any environmental condition or a release, use, handling, storage or treatment of Hazardous Materials by any Co-Borrower or a predecessor in interest from or on to (i) any property presently or formerly owned by any Co-Borrower or (ii) any facility which received Hazardous Materials generated by any Co-Borrower.

“Equity Interests” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting) of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) or any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, but in no event will Equity Interest include any debt securities convertible or exchangeable into equity unless and until actually converted or exchanged.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Closing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means each Person (as defined in Section 3(9) of ERISA), which together with the Parent or a Subsidiary of the Parent, would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(i) of ERISA or (ii) as a result of the Parent or a Subsidiary of the Parent being or having been a general partner of such Person.

“ERISA Event” means: (i) that a Reportable Event has occurred with respect to any Plan; (ii) the issuance of a notice of intent to terminate a Plan pursuant to Section 4041 of ERISA or the adoption of a formal resolution by the Parent or any Subsidiary, any ERISA Affiliate, the PBGC or any other Person to terminate any Plan or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; (iii) the institution of any steps by the Parent or any Subsidiary or any ERISA Affiliate that the Parent, Subsidiary or ERISA Affiliate reasonably expects to result in withdrawal from any Multi-Employer Plan or Multiple Employer Plan or the actual withdrawal from any Multi-Employer Plan or Multiple Employer Plan if, in either event, such withdrawal could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA or in Section 4063 of ERISA) in excess of $5,000,000 individually or in the aggregate; (iv) a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA in connection with any Plan; (v) that a Single Employer Plan has Unfunded Benefit Liabilities exceeding $5,000,000 individually or in the aggregate; (vi) the cessation of operations at a facility of the Parent or any Subsidiary or any ERISA Affiliate in the circumstances described in

Section 4062(e) of ERISA; (vii) the conditions for imposition of a Lien under Section 303(k) of ERISA shall have been met with respect to a Plan; (viii) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 206(g) of ERISA; (ix) the insolvency, as defined in Section 418E of the Code, of or commencement of reorganization proceedings, pursuant to Section 418 of the Code, with respect to a Multi-Employer Plan; (x) any material increase in the contingent liability of the Parent or any Subsidiary with respect to any post-retirement welfare liability; or (xi) the taking of any action by the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing.

“ESI” means Everett Shipyard, Inc., a Delaware corporation.

“Event of Default” means any event or condition identified as such in Section 8.1.

“Event of Loss” means, with respect to any property, (i) the actual or constructive total loss of such property or the use thereof resulting from destruction, damage beyond repair, or the rendition of such property permanently unfit for normal use from any casualty or similar occurrence whatsoever, (ii) the destruction or damage of a portion of such property from any casualty or similar occurrence whatsoever, or (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, any property.

“Existing Credit Agreement (Parent)” means, collectively, (i) the Business Loan Agreement (Asset Based), dated as of May 7, 2007, by and between Parent and KeyBank National Association, as amended by the Modification of Loan Documents, dated as of May 7, 2007, as further amended by the Second Modification of Loan Documents, dated as of October 5, 2007, as further amended by the Third Modification of Loan Documents, dated as of March 31, 2008, as further amended by the Fourth Modification of Loan Documents, dated as of March 16, 2009, as further amended by the Fifth Modification of Loan Documents, dated as of March 30, 2009, as further amended by the Sixth Modification of Loan Documents, dated as of May 29, 2009, as further amended by the Seventh Modification of Loan Documents, dated as of June 10, 2010, and as further amended by the Eighth Modification of Loan Documents, dated as of August 30, 2010; (ii) the Loan Agreement, dated as of April 4, 2008 (as amended), by and between Shipyard Commerce Center LLC, an Oregon limited liability company, and KeyBank National Association; and (iii) the Loan Agreement, dated as of April 1, 2010 (as amended), by and between US Barge LLC, an Oregon limited liability company, and KeyBank National Association.

“Existing Credit Agreement (Target)” means the Amended and Restated Credit Agreement, dated as of April 10, 2006 (as amended), by and between the Target and U.S. Bank, National Association.

“Fair Salable Value Balance Sheet” is defined in Section 4.1(f)(xiv).

“FATCA” means Sections 1471 through 1474 of the Code and any regulations (whether final, temporary or proposed) that are issued thereunder or official governmental interpretations thereof.

“Financial Projections” means the financial projections prepared by the Parent consisting of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter through the end of the fiscal year ending December 31, 2015.

“Fixed Charge Coverage Ratio” means, for any Testing Period, the ratio of (i) the aggregate of Consolidated EBITDA minus Cash Income Taxes minus, without duplication, cash Capital Distributions made by the Parent minus unfinanced Consolidated Capital Expenditures to (ii) Consolidated Fixed Charges. For purposes of determining the amount of Cash Income Taxes, cash Capital Distributions and unfinanced Consolidated Capital Expenditures in clause (i) above, Cash Income Taxes, cash Capital Distributions and unfinanced Consolidated Capital Expenditures shall be deemed to mean $3,501,000, $6,443,000 and $1,940,000, as applicable, for the fiscal quarter ending June 30, 2010, $4,951,000, $322,000 and $597,000, as applicable, for the fiscal quarter ending September 30, 2010 and the applicable Fourth Quarter 2010 Fixed Charge Amounts for the fiscal quarter ending December 31, 2010.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fourth Quarter 2010 EBITDA Amount” means, for purposes of the definition of “Consolidated EBITDA,” the amount determined (in accordance with Section 7.5(c)) by the Parent, and confirmed by the Purchaser, to be the amount of Consolidated EBITDA for the fiscal quarter ended December 31, 2010.

“Fourth Quarter 2010 Fixed Charge Amounts” means, for purposes of the definition of “Fixed Charge Coverage Ratio,” the amount of Cash Income Taxes, cash Capital Distribution and unfinanced Consolidated Capital Expenditures determined (in accordance with Section 7.5(c)) by the Parent, and confirmed by the Purchaser, to be the appropriate amounts for the fiscal quarter ended December 31, 2010.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” is defined in Section 9.1.

“Guaranty Fee” means a fee payable by the Parent to Frank J. Foti in an amount not to exceed $500,000 in any fiscal year, as compensation for a guaranty provided by Frank J. Foti on behalf of the Parent in respect of surety or performance bonds issued for the benefit of the Borrower Group.

“Guaranty Obligations” means as to any Person (without duplication) any obligation of such Person guaranteeing any Indebtedness (“primary Indebtedness”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent: (i) to purchase any such primary Indebtedness or any property constituting direct or indirect security therefore; (ii) to advance or supply funds for the purchase or payment of any such primary Indebtedness or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary Indebtedness of the ability of the primary obligor to make payment of such primary Indebtedness; or (iv) otherwise to assure or hold harmless the owner of such primary Indebtedness against loss in respect thereof, provided, however, that the definition of Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary Indebtedness in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).

“Hazardous Material” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including (i) any petrochemical or petroleum products, asbestos, asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous wastes,” “restrictive hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar meaning and regulatory effect, in all cases in this definition as defined or regulated or controlled under any applicable Environmental Law.

“Hedge Agreement” means (i) any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar interest rate management agreement or arrangement, (ii) any currency swap or option agreement, foreign exchange contract, forward currency purchase agreement or similar currency management agreement or arrangement or (iii) any commodities contract purchased by the Parent or any of its Subsidiaries in the ordinary course of business and not for speculative purposes, with respect to raw materials necessary to the manufacturing or production of goods in connection with the business of the Parent and its Subsidiaries.

“Indebtedness” of any Person means, without duplication:

(i) all indebtedness of such Person for borrowed money;

(ii) all bonds, notes, debentures and similar debt securities of such Person;

(iii) the deferred purchase price of capital assets or services that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person;

(iv) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and unpaid reimbursement obligations in respect thereof;

(v) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances or surety bonds;

(vi) all indebtedness of a second Person secured by any Lien on any property owned or being purchased by such first Person, whether or not such indebtedness has been assumed or is limited in recourse;

(vii) all Capitalized Lease Obligations of such Person;

(viii) the present value, determined on the basis of the implicit interest rate, of all basic rental obligations under all Synthetic Leases of such Person;

(ix) all obligations of such Person with respect to asset securitization financing;

(x) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, in each case that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person;

(xi) all net obligations of such Person under Hedge Agreements (as defined in the Senior Secured Credit Facility);

(xii) all Disqualified Equity Interests (as defined in the Senior Secured Credit Facility) of such Person;

(xiii) the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), other than in any such case any thereof sold solely for purposes of collection of delinquent accounts; and

(xiv) all Guaranty Obligations of such Person;

provided, however, that (y) neither trade payables (other than trade payables outstanding for more than 90 days after the date such trade payables were created), deferred revenue, taxes nor other similar accrued expenses, in each case arising in the ordinary course of business, shall constitute Indebtedness; and (z) the Indebtedness of any Person shall in any event include (without duplication) the Indebtedness of any other entity (including any general partnership in which such Person is a general partner) to the extent such Person is liable thereon as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide expressly that such Person is not liable thereon.

“Indemnified Liabilities” is defined in Section 12.13(a)(ii).

“Indemnified Person” is defined in Section 12.13(a).

“Insolvency Event” means, with respect to any Person:

(i) the commencement of a voluntary case by such Person under the Bankruptcy Code or the seeking of relief by such Person under any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States;

(ii) the commencement of an involuntary case against such Person under the Bankruptcy Code or any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case;

(iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of such Person;

(iv) such Person commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (collectively, a “conservator”) of such Person or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Person;

(v) any such proceeding of the type set forth in clause (iv) above is commenced against such Person to the extent such proceeding is consented to by such Person or remains undismissed for a period of 60 days;

(vi) such Person is adjudicated insolvent or bankrupt;

(vii) any order of relief or other order approving any such case or proceeding is entered;

(viii) such Person suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of 60 days;

(ix) such Person makes a general assignment for the benefit of creditors or generally does not pay its debts as such debts become due; or

(x) any corporate (or similar organizational) action is taken by such Person for the purpose of effecting any of the foregoing.

“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement, among the Co-Borrowers and KeyBank National Association, as administrative agent for the Senior Secured Lenders.

“Intermediate Parent” is defined in the preamble.

“Investment” means: (i) any direct or indirect purchase or other acquisition by a Person of any Equity Interest of any other Person; (ii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand), capital contribution or extension of credit to, Guarantee or assumption of debt or purchase or other acquisition of any other Indebtedness of, any Person by any other Person; or (iii) the purchase, acquisition or investment of or in any stocks, bonds, mutual funds, notes, debentures or other securities, or any deposit account, certificate of deposit or other investment of any kind.

“IRS” means the United States Internal Revenue Service

“Joinder Agreement” means a joinder agreement, substantially in the form of Exhibit D, executed and delivered to the Purchaser by each Co-Borrower.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Leaseholds” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lien” means any mortgage, pledge, security interest, hypothecation, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Limitation” is defined in Section 9.6.

“Mandatory Prepayment Date” is defined in Section 3.5.

“Mandatory Prepayment Notice” is defined in Section 3.5.

“Margin Stock” has the meaning provided in Regulation U.

“Material Adverse Effect” means any or all of the following: (i) any material adverse effect on the business, operations, property, assets, liabilities or financial or other condition of the Parent and its Subsidiaries, taken as a whole; (ii) any material adverse effect on the ability of the Parent and the other Co-Borrowers, taken as a whole, to perform their obligations under any of the Purchase Documents to which they are party; (iii) any material adverse effect on the validity, effectiveness or enforceability, as against any Co-Borrower or Guarantor, of any of the Purchase Documents to which it is a party; or (iv) any material adverse effect on the rights and remedies of Purchaser under any Purchase Document.

“Material Contracts” means each contract or agreement to which the Parent or any of its Subsidiaries is a party involving aggregate consideration payable to or by the Parent or such Subsidiary of $5,000,000 or more per annum (other than purchase orders in the ordinary course of business of the Parent or such Subsidiary and other than contracts that by their terms may be terminated by the Parent or such Subsidiary in the ordinary course of its business upon less than 60 days’ notice without penalty or premium).

“Material Environmental Liabilities and Costs” means Environmental Liabilities and Costs exceeding $500,000 in the aggregate.

“Material Indebtedness” means, as to the Parent or any of its Subsidiaries, any particular Indebtedness of the Parent or such Subsidiary (including any Guaranty Obligations (as defined in the Senior Secured Credit Facility)) in excess of the aggregate principal amount of $5,000,000 and at all times shall include Indebtedness under the Purchase Documents, the Owner Subordinated Note Documents, the Rowe Agreement and the Menon Agreement.

“Material Indebtedness Agreement” means any agreement governing or evidencing any Material Indebtedness and at all times shall include, without limitation, the Purchase Documents and the Owner Subordinated Note Documents.

“Maturity Date” means that date that is sixty-six (66) months after the Closing Date.

“Maximum Accrual” is defined in Section 3.1(e).

“Member Guaranteed Payment” means a cash payment to a holder of Equity Interests in the Parent pursuant to Section 707(c) of the Code as compensation in lieu of salary for services rendered to the Parent.

“Menon Agreement” means that certain Stock Redemption Payment Agreement, dated as of July 23, 2001, among Cascade General, Inc., Surendra Menon and Fidelity Brokerage Services Inc., as custodian for the K.C. Surendra Menon Individual Retirement Account.

“Merger” is defined in the recitals.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multi-Employer Plan” means a multi-employer plan, as defined in Section 4001(a)(3) of ERISA to which the Parent or any Subsidiary of the Parent or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means an employee benefit plan, other than a Multi-Employer Plan, to which the Parent or any Subsidiary of the Parent or any ERISA Affiliate, and one or more employers other than the Parent or a Subsidiary of the Parent or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Parent or a Subsidiary of the Parent or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

“MVLC” means Montana Valley Land Company, a Delaware corporation.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Parent and its Subsidiaries for the applicable fiscal quarter or fiscal year and for the period from the beginning of the then current fiscal year to the end of such period to which such financial statements relate with comparison to and variances from the immediately preceding period and budget.

“Obligations” means all obligations of the Co-Borrowers to pay principal and interest on the SEAM Senior Subordinated Notes, all fees and charges payable hereunder, and all other payment obligations of the Co-Borrowers or any of their Subsidiaries arising under or in relation to any Purchase Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“Operating Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is not accounted for as a Capital Lease on the balance sheet of that Person.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” is defined in Section 3.7(a).

“Owner Subordinated Note” means that certain subordinated note in the aggregate principal amount of $2,000,000 issued by the Co-Borrowers, to Frank J. Foti, as such may be amended, restated or otherwise changed or modified from time to time as permitted by the Owner Subordination Agreement.

“Owner Subordinated Note Documents” means the Owner Subordinated Note, Owner Subordination Agreement and all instruments, agreements and documents executed and delivered in connection therewith.

“Owner Subordination Agreement” means that certain Subordination Agreement among Frank J. Foti, the Co-Borrowers and the Administrative Agent (as defined in the Senior Secured Credit Agreement), pursuant to which the Owner Subordinated Note shall be subordinated to the Senior Secured Debt.

“Parent” is defined in the preamble.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Acquisition” means any Acquisition (other than the Target Acquisition) as to which all of the following conditions are satisfied (or waived by Purchaser):

(i) such Acquisition involves a line or lines of business that is or are complementary to the lines of business in which the Parent and its Subsidiaries, considered as an entirety, are engaged on the Closing Date;

(ii) the Co-Borrowers shall have furnished to Purchaser at least 10 Business Days prior to the consummation of such Acquisition (or such shorter period of time as Purchaser agrees) (A) an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of Purchaser, such other information and documents that Purchaser may request, including executed counterparts of the respective agreements, instruments or other documents pursuant to which such Acquisition is to be consummated (including any related management, non-compete, employment, option or other material agreements and any environmental reports), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith, (B) if the aggregate Consideration for such Acquisition is greater than $2,000,000, pro forma financial statements of the Parent and its Subsidiaries giving effect to the consummation of such Acquisition, and (C) copies of such other agreements, instruments or other documents as Purchaser shall reasonably request;

(iii) the agreements, instruments and other documents referred to in paragraph (ii) above shall provide that (A) neither the Co-Borrowers nor any of their Subsidiaries shall, in connection with such Acquisition, assume or remain liable in respect of any Indebtedness of the seller or sellers, except for Indebtedness permitted hereunder, and (B) all property to be so acquired in connection with such Acquisition shall be free and clear of any and all Liens, except for Permitted Liens (and if any such property is subject to any Lien not permitted by this clause (B), then concurrently with such Acquisition such Lien shall be released);

(iv) such Acquisition shall be effected in such a manner so that the acquired Equity Interests or assets are owned either by a Person that will become a Guarantor in accordance with Section 7.25 and, if effected by merger or consolidation involving a Co-Borrower or Guarantor, such Person shall be the continuing or surviving Person or the continuing or surviving Person shall become a Co-Borrower upon the effectiveness of such merger or consolidation;

(v) the aggregate Consideration for all such Acquisitions made in any fiscal year shall not exceed $10,000,000 and, when added together with the aggregate Consideration for all other Permitted Acquisitions made since the Closing Date, shall not exceed $25,000,000;

(vi) no Default or Event of Default shall exist prior to or immediately after giving effect to such Acquisition;

(vii) the Co-Borrowers would, after giving effect to such Acquisition (and in the case of an asset Acquisition, only if the aggregate Consideration for such Acquisition exceeds $2,000,000), on a pro forma basis (as determined in accordance with subpart (viii) below), be in compliance with the financial covenants contained in Section 7.24; provided, however, for purposes of determining pro forma compliance with Section 7.24(a), the maximum Total Leverage Ratio permitted at the time by Section 7.24(a) shall be deemed to be 0.25 less than the ratio actually provided for in Section 7.24(a) at such time;

(viii) if the aggregate Consideration paid for such Acquisition is in excess of $2,000,000, at least five Business Days prior to the consummation of any such Acquisition, the Co-Borrowers shall have delivered to Purchaser (A) a certificate of an authorized officer demonstrating, in reasonable detail, the computation of the financial covenants referred to in Section 7.24 on a pro forma basis, such pro forma ratios being determined as if (y) such Acquisition had been completed at the beginning of the most recent Testing Period for which financial information for the Co-Borrowers and the business or Person to be acquired, is available, and (z) any such Indebtedness, or other Indebtedness incurred to finance such Acquisition, had been outstanding for such entire Testing Period, and (B) historical financial statements relating to the business or Person to be acquired evidencing positive EBITDA on a pro forma basis (with such adjustments as Purchaser agrees to) for the four fiscal quarter period most recently ended prior to the date of the Acquisition and such other information as Purchaser may reasonably request;

(ix) all transactions in connection with such Acquisition shall be consummated, in all material respects, in accordance with all applicable laws;

(x) the Acquisition shall have been approved by the board of directors or other governing body or controlling Person of the Person from whom such Equity Interests or assets are proposed to be acquired;

(xi) as of the date of the Acquisition, a Responsible Officer shall provide a certificate to Purchaser certifying as to the matters set forth in the foregoing clauses and further certifying that the Acquisition could not reasonably be expected to have a Material Adverse Effect;

(xii) immediately after giving effect to such Acquisition, any acquired or newly formed Subsidiary shall be a wholly owned Subsidiary and shall take all actions required to be taken pursuant to Section 7.25; and

(xiii) immediately after giving effect to the Acquisition, the Borrower Group’s unrestricted cash, together with Revolving Availability (as defined in the Senior Secured Credit Facility), shall be no less than $10,000,000.

“Permitted Creditor Investment” means any securities (whether debt or equity) received by any Co-Borrower or any of their respective Subsidiaries in connection with the bankruptcy or reorganization of any customer or supplier of such Co-Borrower or any such Subsidiary and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business.

“Permitted Indebtedness” means the Obligations and all Indebtedness permitted under Section 7.7 hereto.

“Permitted Liens” means the Liens permitted under Section 7.9.

“Permitted Transferee” means (a) an Affiliate of the Purchaser, (b) if no Event of Default has occurred and is continuing, any other Person approved by the Co-Borrowers (such approval not to be unreasonably withheld or delayed) and (c) if an Event of Default has occurred and is continuing, any other Person.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, central bank, trust or other enterprise or any Governmental Authority or other entity.

“PIK Interest” is defined in Section 3.1(c).

“Plan” means any Multi-Employer Plan, Multiple Employer Plan or Single-Employer Plan.

“Pro Forma Financial Statements” means the pro forma consolidated income statement of the Parent and its Subsidiaries on a consolidated basis (after giving effect to the Transactions) for the fiscal period ended as of the last day of the month ending no more than 30 days prior to the Closing Date and a pro forma balance sheet of the Parent and its Subsidiaries on a consolidated basis (after giving effect to the Transactions) for the fiscal period ended on such date.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

“Purchase Documents” means this Agreement, the SEAM Senior Subordinated Notes, the Senior Subordination Agreement and all other agreements, instruments and documents delivered in connection therewith as any or all of the foregoing may be supplemented or amended from time to time.

“Purchaser” is defined in the preamble hereto.

“Quarterly Cash Interest Payment Date” is defined in Section 3.1(b).

“Quarterly PIK Interest Payment Date” is defined in Section 3.1(c).

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.

“Real Property” of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Receiving Party” is defined in the definition of Confidential Information.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Related Party Notes” means the three Promissory Notes by Frank J. Foti in favor of Jane M. Schiffhauer, in the principal amounts of $9,000,000, $7,000,000 and $1,000,000, and dated June 26, 2009, June 25, 2009 and June 26, 2009, respectively, in each case, as in effect as of the date hereof.

“Related Party Pledge Agreement” means the Pledge Agreement, dated as of June 26, 2009, by and among Frank J. Foti, Jane M. Schiffhauer and Chicago Title Insurance Company, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Remedial Action” means all required work or actions of any Co-Borrower under an Environmental Law to: (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the environment; (ii) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the environment, including natural resources; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) perform any other work or actions required to address a release of hazardous substances under CERCLA.

“Reportable Event” means an event described in Section 4043 of ERISA or the regulations thereunder with respect to a Plan, other than those events as to which the notice requirement is waived under subsection .22, .23, .25, .27, .28, .29, .30, .31, .32, .34, .35, .62, .63, .64, .65 or .67 of PBGC Regulation Section 4043.

“Responsible Officer” means the chief executive officer, president or chief financial officer of Parent or any other officer of Parent reasonably acceptable to Purchaser. Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary limited liability company and corporate power on the part of each Co-Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the applicable Co-Borrower.

“Restricted Payment” means (i) any Capital Distribution, (ii) any amount paid by the Parent or any of its Subsidiaries in repayment, prepayment, redemption, retirement, repurchase, direct or indirect, of any Indebtedness under the Owner Subordinated Note Document, (iii) any payment by the Parent or any of its Subsidiaries to any holder of Equity Interests of the Parent or to any Affiliate of the Parent of any management fees, consulting fees or any similar fees, whether pursuant to a management agreement or otherwise, or (iv) any voluntary or mandatory prepayment of principal of the Indebtedness owed under the Owner Subordinated Note Documents, the Menon Agreement, the Rowe Agreement or any other Material Indebtedness (other than the Senior Secured Debt).

“Revolving Financing” means a secured revolving line of credit facility under the Senior Secured Credit Facility providing for advances in the aggregate amount outstanding initially not to exceed $25,000,000.

“Rowe Agreement” means, collectively, (i) that certain Subordinated Promissory Note, dated December 31, 2008, made by Parent to the Andrew G. Rowe Revocable Trust dated 09/09/04, in the principal amount of $2,545,920.00, (ii) that certain Unit Redemption Agreement, dated December 31, 2008, between Parent and the Andrew G. Rowe Revocable Trust dated 09/09/04, and (iii) the other documents contemplated thereunder.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Parent or any Subsidiary of the Parent of any property (except for temporary leases for a term, including any renewal thereof, of not more than one year and except for leases between the Parent and a Subsidiary or between Subsidiaries), which property has been or is to be sold or transferred by the Parent or such Subsidiary to such Person.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw Hill Companies, Inc., and its successors.

“SEAM Senior Subordinated Notes” means those senior subordinated promissory notes in the aggregate principal amount of $15,000,000 issued by the Co-Borrowers, to the Purchaser.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Secured Credit Facility” means that certain Credit Agreement, dated as of the date hereof, by and among (i) Parent, (ii) Intermediate Parent, (iii) AcquisitionCo, (iv) each of the other borrowers signatory thereto and any other Person that becomes a borrower thereunder,

(v) KeyBank National Association, (vi) GE Capital Markets, Inc., and (vii) the Senior Secured Lenders, as such may be amended, restated, replaced or otherwise changed or modified from time to time as permitted by the Senior Subordination Agreement.

“Senior Secured Debt” means all liabilities, indebtedness and other obligations (whether now outstanding or hereafter incurred, contingent or otherwise) of the Co-Borrowers under the Senior Secured Debt Documents.

“Senior Secured Debt Documents” means the Senior Secured Credit Facility and all security agreements, mortgages and other instruments, agreements and documents executed and delivered in connection therewith, as such may be amended, restated, replaced or otherwise changed or modified from time to time, including any Permitted Refinancing (as defined in the Senior Subordination Agreement), as permitted by the Senior Subordination Agreement.

“Senior Secured Lenders” means the lenders from time to time party to the Senior Secured Credit Facility.

“Senior Secured Notes” means the Term Notes, the Revolving Facility Notes and the Swing Line Note (as such terms are defined in the Senior Secured Credit Facility), as such may be amended, restated or otherwise changed, replaced or modified from time to time as permitted by the Senior Subordination Agreement and the Owner Subordination Agreement.

“Senior Subordination Agreement” means that certain Subordination Agreement (as amended, restated, replaced or otherwise modified from time to time) among Purchaser, KeyBank National Association, and acknowledged by Parent, Intermediate Parent, AcquisitionCo (and after the consummation of the Merger, Target), and the other borrowers signatory to the Senior Secured Credit Facility as borrowers and any other Person that becomes a borrower thereunder, pursuant to which the Obligations shall be subordinated to the Senior Secured Debt.

“Senior Subordination Joinder Agreement” means that certain joinder agreement, among the Target, TPSC, ESI, MVLC, TSI, KeyBank National Association (as administrative agent for the Senior Secured Lenders) and the Purchaser, substantially in the form attached hereto as Exhibit F.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, to which the Parent, any Subsidiary of the Parent or any ERISA Affiliate is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Parent, any Subsidiary of the Parent or any ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

“Specified Representations” means the (a) the representations and warranties made by the Target or the Parent in the Target Merger Agreement as are material to the interests of the Purchaser (including a representation with respect to the absence of any material adverse change with respect to the Target and its Subsidiaries), but only to the extent that the Parent or an Affiliate of the Parent has the right to terminate its obligations under the Target Merger Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties in the Target Merger Agreement, and (b) the representations and warranties set forth in

Sections 5.1 (Existence, Qualification and Power), 5.2 (Authorization; No Contravention), 5.5(b) (Margin Regulations), 5.12 (Approvals), 5.19 (Material Agreements), 5.21 (Investment Company) and 5.23 (Solvency).

“Standard Permitted Lien” means any of the following:

(i) Liens for taxes not yet delinquent or Liens for taxes, assessments or governmental charges being contested in good faith and by appropriate proceedings for which adequate reserves in accordance with GAAP have been established;

(ii) Liens in respect of property or assets imposed by law that were incurred in the ordinary course of business, such as carriers’, suppliers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, that do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Parent or any of its Subsidiaries and do not secure any Indebtedness;

(iii) Liens created by the Senior Secured Credit Facility or the other Senior Secured Debt Documents;

(iv) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.1(j);

(v) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security, and mechanic’s Liens, carrier’s Liens, and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, surety, appeal, customs, performance and return-of-money bonds and other similar obligations, incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to statutory requirements, common law or consensual arrangements;

(vi) leases or subleases granted in the ordinary course of business to others not interfering in any material respect with the business of the Parent or any of its Subsidiaries and any interest or title of a lessor under any lease not in violation of the Senior Secured Credit Facility;

(vii) easements, rights-of-way, zoning or other restrictions, charges, encumbrances, defects in title, prior rights of other persons, and obligations contained in similar instruments, in each case that do not secure Indebtedness and do not involve, and are not likely to involve at any future time, either individually or in the aggregate, (A) a substantial and prolonged interruption or disruption of the business activities of the Parent and its Subsidiaries considered as an entirety, or (B) a Material Adverse Effect;

(viii) Liens arising from the rights of lessors under leases (including financing statements regarding property subject to lease) not in violation of the requirements of the Senior Secured Credit Facility, provided, that such Liens are only in respect of the property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor); and

(ix) rights of consignors of goods, whether or not perfected by the filing of a financing statement under the UCC.

“Subordinated Debt” means Indebtedness which is subordinated in right of payment to the prior payment of the Senior Secured Debt and/or the Obligations pursuant to subordination provisions approved in writing by the Purchaser and is otherwise pursuant to documentation that is, which is in an amount that is, and which contains interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms that are in form and substance, in each case satisfactory to the Purchaser.

“Subordination Agreement (Intercompany Debt)” means that certain Subordination Agreement (Intercompany Debt), dated as of the Closing Date, among Parent, the Co-Borrowers, and the Purchaser.

“Subsidiary” of any Person means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary Voting Power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have Voting Power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, owns more than 50% of the Equity Interests of such Person at the time or in which such Person, one or more other Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has the power to direct the policies, management and affairs thereof. Unless otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of the Parent.

“Subsidiary Guaranty” has the meaning set forth in the Senior Secured Credit Facility.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Target” means Todd Shipyards Corporation, a Delaware corporation.

“Target Acquisition” is defined in the recitals.

“Target Merger Agreement” is defined in the recitals.

“Target Merger Documentation” means, collectively, (i) the Target Merger Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, in each case, as amended, supplemented or otherwise modified from time to time and (ii) the Tender Offer Agreements and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, in each case, as amended, supplemented or otherwise modified from time to time.

“Target Transactions” means the transactions contemplated by the Target Merger Documentation.

“Taxes” is defined in Section 3.7(a).

“Tender Offer Agreements” is defined in the recitals.

“Testing Date” is defined in Section 3.1(e).

“Testing Period” means a single period consisting of the four consecutive fiscal quarters of the Parent then last ended (whether or not such quarters are all within the same fiscal year), except that if a particular provision of this Agreement indicates that a Testing Period shall be of a different specified duration, such Testing Period shall consist of the particular fiscal quarter or quarters then last ended that are so indicated in such provision.

“Total Leverage Ratio” means, for any Testing Period, the ratio of (i) Consolidated Total Debt to (ii) Consolidated EBITDA.

“TPSC” means Todd Pacific Shipyards Corporation, a Delaware corporation.

“Transaction Documents” means, collectively, the Purchase Documents, Senior Secured Debt Documents, the Target Merger Documentation and the Owner Subordinated Note Documents.

“Transactions” means the transactions contemplated by the Transaction Documents.

“TSI” means TSI Management, Inc., a Nevada corporation.

“UAR Plan” means the 2007 Appreciation Rights Plan, effective as of December 15, 2006, of the Parent, as in effect on the Closing Date.

“Unfunded Benefit Liabilities” of any Plan means the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or other similar governing body of such Person.

Section 1.2 Interpretation.

The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Portland, Oregon, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

Section 1.3 Accounting Principles.

(a) Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time; provided that if the Co-Borrowers notify the Purchaser that the Co-Borrowers wish to amend any covenant in Article VII to eliminate the effect of any change in GAAP that occurs after the date hereof on the operation of such covenant (or if the Purchaser notifies the Co-Borrower Representative that the Purchaser wishes to amend Article VII for such purpose), then the Co-Borrowers’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Co-Borrowers and the Purchaser, the Co-Borrowers and the Purchaser agreeing to enter into negotiations to amend any such covenant immediately upon receipt from any party entitled to send such notice. Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Purchase Document, and any Co-Borrower or the Purchaser shall so request, the Purchaser and such Co-Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) each Co-Borrower shall provide to the Purchaser financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.4 Rounding.

Any financial ratios required to be maintained by the Co-Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.5 Other Definitional Provisions; Construction.

Whenever the context so requires, neuter gender includes the masculine and feminine, the singular number includes the plural and vice versa. References to section, article, annex, schedule, exhibit and like references are references to this Agreement unless otherwise specified. A Default or Event of Default shall “continue” or be “continuing” until such Default or Event of Default has been cured or waived by the Purchaser as required hereunder. References in this Agreement to any Person shall include such Person’s successors and permitted assigns.

ARTICLE 2

ISSUE AND SALE OF SECURITIES

Section 2.1 Authorization and Issuance of the Notes.

Each Co-Borrower has duly authorized the issuance and sale to the Purchaser of the SEAM Senior Subordinated Notes in initial principal amount of $15,000,000 due on the Maturity Date (including any SEAM Senior Subordinated Notes issued in substitution therefor pursuant to Sections 6.3 and 6.4 hereof, to be substantially in the form attached hereto as Exhibit A).

Section 2.2 Sale and Purchase.

Subject to the terms and conditions and in reliance upon the representations, warranties and agreements set forth herein, each Co-Borrower shall sell to the Purchaser, and the Purchaser shall purchase from the Co-Borrowers, the SEAM Senior Secured Notes for the aggregate principal amount of $15,000,000.

Section 2.3 The Closing.

Delivery of and payment for the SEAM Senior Subordinated Notes (the “Closing”) shall be made at the offices of Endeavour Structured Equity and Mezzanine Fund I, L.P., 920 S.W. 6th Avenue, Suite 1400, Portland, Oregon 97204 commencing at 10:00 a.m., local time, on the Closing Date or at such place or on such other date as may be mutually agreeable to the Co-Borrowers and the Purchaser. Delivery of the SEAM Senior Subordinated Notes shall be made to the Purchaser against payment of the purchase price therefor, by wire transfer of immediately available funds in the manner agreed to by the Co-Borrowers and the Purchaser. The SEAM Senior Subordinated Notes shall be issued in such name or names and in such permitted denomination or denominations as set forth in Annex A or as the Purchaser may otherwise request in writing before the Closing Date.

ARTICLE 3

REPAYMENT OF THE NOTES

Section 3.1 Interest Rates and Interest Payments.

(a) The SEAM Senior Subordinated Notes will accrue interest on the outstanding principal amount thereof at a rate equal to sixteen percent (16.00%) per annum. Interest on the SEAM Senior Subordinated Notes will be computed for the actual number of days elapsed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in the case of any leap year). Interest shall be payable from time to time partially in cash, and partially in the form of PIK Interest, as provided below.

(b) On the last Business Day of each calendar quarter (each, a “Quarterly Cash Interest Payment Date”) prior to the Maturity Date for the SEAM Senior Subordinated Notes (including any maturity resulting from acceleration), the Co-Borrowers shall pay and discharge in cash the interest accrued on the outstanding principal amount of the SEAM Senior Subordinated Notes (including interest accrued on all additional principal added to the principal balance of the SEAM Senior Subordinated Notes prior to such Quarterly Cash Interest Payment Date in accordance with Section 3.1(c) below) at the rate of thirteen percent (13.00%) per annum, commencing on March 31, 2011.

(c) On (i) the last Business Day of each calendar quarter (each, a “Quarterly PIK Interest Payment Date”) prior to the Maturity Date and (ii) the Maturity Date for the SEAM Senior Subordinated Notes (including any maturity resulting from acceleration), interest accrued on the outstanding principal amount of the SEAM Senior Subordinated Notes at the rate of three percent (3.00%) per annum (“PIK Interest”) shall be paid and discharged, without the taking of any further action, by adding such PIK Interest to the principal balance of the SEAM Senior Subordinated Notes (on an equal and ratable basis), commencing on March 31, 2011; provided that, subject to the Senior Subordination Agreement, the Co-Borrowers shall be permitted to pay and discharge in cash the PIK Interest accrued on the outstanding principal amount of the SEAM Senior Subordinated Notes one time per calendar year. Any PIK Interest added to the then outstanding principal balance of the SEAM Senior Subordinated Notes shall accrue interest applicable to the SEAM Senior Subordinated Notes.

(d) Any payment of cash interest due pursuant to Section 3.1(b) that is not paid when due (after the expiration of any cure period applicable thereto) shall be added to the principal balance of the SEAM Senior Subordinated Notes and thereafter shall accrue interest at the rate applicable thereto. Any payment of PIK Interest that is not paid when due shall immediately be added to the principal balance of the SEAM Senior Subordinated Notes and thereafter accrue interest at the rate applicable thereto. From and after the occurrence of an Event of Default, and during the continuance thereof, all principal, interest, or other amounts evidenced by and due under the SEAM Senior Subordinated Notes shall bear interest at a rate equal to two percent (2.00%) over the rate otherwise applicable thereto, which additional default interest shall be paid by adding such interest to the principal balance of the SEAM Senior Subordinated Notes.

(e) Notwithstanding anything to the contrary contained in this Section 3.1, if (i) the SEAM Senior Subordinated Notes remain outstanding after the fifth anniversary of the initial issuance thereof and (ii) the aggregate amount of the accrued but unpaid interest on the SEAM Senior Subordinated Notes (including any amounts treated as interest for federal income tax purposes) as of any Testing Date occurring after such fifth anniversary exceeds an amount equal to the Maximum Accrual, then all such accrued but unpaid interest on the SEAM Senior Subordinated Notes (including any amounts treated as interest for federal income tax purposes) as of such time in excess of an amount equal to the Maximum Accrual shall be, subject to the terms of the Senior Subordination Agreement, paid in cash by the Co-Borrowers to the holders thereof on such Testing Date, it being the intent of the parties hereto that the deductibility of interest under the SEAM Senior Subordinated Notes shall not be limited or deferred by reason of Sections 163(i) and 163(e)(5) of the Code. For these purposes, the “Maximum Accrual” is an amount equal to the product of such SEAM Senior Subordinated Notes’ issue price (as defined in Code Sections 1273(b) and 1274(a)) and their yield to maturity, and a “Testing Date” is any Quarterly Cash Interest Payment Date and the date on which any “accrual period” (within the meaning of Section 1272(a)(5) of the Code) closes. Any accrued interest which for any reason has not theretofore been paid shall be paid in full on the date on which the final principal payment on a SEAM Senior Subordinated Note is made.

Section 3.2 Repayment of the Principal Amount of the SEAM Senior Subordinated Notes.

Each Co-Borrower covenants and agrees to repay to the Purchaser the unpaid principal balance of the SEAM Senior Subordinated Notes (including any PIK Interest included therein pursuant to Section 3.1(c) above), in one (1) principal payment, together with all accrued and unpaid interest, fees and other amounts due hereunder, on the Maturity Date.

Section 3.3 Optional Prepayment of SEAM Senior Subordinated Notes.

Subject to the Senior Subordination Agreement, each Co-Borrowers may prepay to the Purchaser the outstanding principal amount of the SEAM Senior Subordinated Notes in whole or in part in multiples of $1,000,000, or such lesser amount as is then outstanding; provided, however, that no such prepayment shall be permitted prior to the first anniversary of the Closing Date and if a prepayment is made thereafter, such prepayment shall include a prepayment fee, representing the amortization of certain of the Purchaser’s costs incurred in connection with the purchase of the SEAM Senior Subordinated Notes, equal to the principal amount being paid multiplied by the following percentage:

Quarters from Closing Date	Percentage
0-4	Non-callable
5-8	3%
9-12	2%
13-16	1%
Thereafter	0%

All such prepayments of the SEAM Senior Subordinated Notes shall be applied by the Purchaser to the outstanding principal of the SEAM Senior Subordinated Notes pro rata only after application of such prepayment first to any accrued and unpaid cash interest.

Section 3.4 Notice of Optional Prepayment.

If, to the extent, if any, permitted pursuant to the terms of the Senior Subordination Agreement, any Co-Borrower shall elect to prepay any SEAM Senior Subordinated Notes pursuant to Section 3.3 hereof, such Co-Borrower shall give notice of such prepayment to each holder of the SEAM Senior Subordinated Notes to be prepaid not less than thirty (30) days or more than sixty (60) days prior to the date fixed for prepayment, specifying (i) the date on which such prepayment is to be made, (ii) the principal amount of such SEAM Senior Subordinated Notes to be prepaid on such date, and (iii) the premium, if any, and accrued interest applicable to the prepayment. Such notice shall be accompanied by a certificate of the chief executive officer or chief financial officer of such Co-Borrower that such prepayment is being made in compliance with Section 3.3. Notice of prepayment having been so given, the aggregate principal amount of the SEAM Senior Subordinated Notes specified in such notice, together with accrued interest thereon and the premium, if any, shall become due and payable on the prepayment date set forth in such notice.

Section 3.5 Mandatory Prepayment.

Subject to the Senior Subordination Agreement, and at the option of the holders of the SEAM Senior Subordinated Notes, the Co-Borrowers shall prepay the SEAM Senior Subordinated Notes in whole upon the earliest to occur of any of the following events: (a) the Maturity Date, (b) an initial public offering of common equity or other third party equity raise other than issuance of equity securities in connection with an equity incentive plan of one or more Co-Borrowers, (c) issuance of additional Indebtedness (other than Permitted Indebtedness), (d) any Change of Control, (e) a sale of substantially all of the assets of the Borrower Group, taken as a whole, or (f) the acceleration by the Purchaser of the SEAM Senior Subordinated Notes following any Event of Default. In order to allow the Purchaser an opportunity to determine whether to exercise such option, the Co-Borrower Representative shall provide the Purchaser with written notice (an “Advance Mandatory Prepayment Notice”) of any event described in clauses (b)-(e) above at least thirty (30) days in advance thereof and, in any event, shall provide the Purchaser with an Advance Mandatory Prepayment Notice no more than five (5) Business Days following the earlier of (i) the effective date of an initial public offering of common equity or other third party equity raise other than issuance of equity securities in connection with an equity incentive plan of one or more Co-Borrowers, (ii) the issuance of additional Indebtedness (other than Permitted Indebtedness), (iii) the date of any Change of Control, or the date on which a Responsible Officer becomes aware of any proposed or actual Change of Control, which Advance Mandatory Prepayment Notice shall provide the Purchaser with reasonable detail regarding the nature and terms of such Change of Control, (iv) the date of any sale of substantially all of the assets of the Borrower Group, taken as a whole, or (v) knowledge of any Event of Default. To exercise such right of prepayment, the holders of the SEAM Senior Subordinated Notes that make such election must provide the Co-Borrower Representative with a written notice (“Mandatory Prepayment Notice”) no more than thirty (30) days after the date on which they receive the Advance Mandatory Prepayment Notice, which Mandatory Prepayment Notice shall specify the portion of the principal of such holder’s SEAM Senior Subordinated Notes (which must be in a minimum of $1,000,000, or the remaining unpaid principal balance, if less) to be repaid. If the date of an event described in clauses (b)-(f) (the “Mandatory Prepayment Date”) occurs on or prior to the first anniversary of the Closing Date, the Co-Borrowers shall prepay the portion of the principal of the SEAM Senior Subordinated Notes that the holders have specified is to be prepaid on such date, plus an amount equal to the present value of interest that would have accrued on such principal amount during the first 12 months after the Closing Date (using a prepayment discounted interest rate equal to the sum of (A) the applicable Treasury rate for the time horizon being discounted plus (B) 50 basis points), plus a prepayment premium equal to three percent (3%) of such principal amount. If the Mandatory Prepayment Date occurred after the first anniversary of the Closing Date, the Co-Borrowers shall prepay the portion of the principal of the SEAM Senior Subordinated Notes that the holders have specified is to be prepaid on such date, plus accrued interest on such principal amount to the date of the prepayment, plus a prepayment premium, if applicable, computed in accordance with Section 3.3 as if such prepayment date were a voluntary prepayment. If, for any reason, the proposed event described in clauses (b)-(f) above does not occur, then the SEAM Senior Subordinated Notes shall not be due as set forth in the Mandatory Prepayment Notice, but, instead, each shall continue to be due and payable in accordance with their terms and the terms of this Agreement as if Co-Borrower Representative never had given the Purchaser an Advance Mandatory Prepayment Notice. In the event the Co-Borrower Representative fails to provide the Purchaser with an Advance Mandatory Prepayment Notice as provided above, and an event described in clauses (b)-(f) above shall occur, the Purchaser may elect to either (i) provide the Co-Borrower Representative with a Mandatory Prepayment Notice within ten (10) Business Days after the Purchaser becoming aware of the occurrence of such event, in which case, the provisions of this Section 3.5 shall be followed for the prepayment of the principal amount of the Purchaser’s SEAM Senior Subordinated Notes specified in such Mandatory Prepayment Notice, or (ii) proceed under Article 8 hereof.

Section 3.6 Method and Location for Payment.

The Co-Borrowers will pay all sums becoming due on each SEAM Senior Subordinated Note for principal, premium, if any, and interest to the Purchaser by the method and at the address specified for such purpose in Annex A, or by such other method or at such other address as the Purchaser, by reasonable prior written notice, shall have from time to time specified to the Co-Borrowers for such purpose, without the presentation or surrender of such SEAM Senior Subordinated Note or the making of any notation thereon, except that upon written request of the Co-Borrower Representative made concurrently with or reasonably promptly after payment or prepayment in full of any SEAM Senior Subordinated Note, each holder of a SEAM Senior Subordinated Note shall surrender such SEAM Senior Subordinated Note for cancellation, reasonably promptly after such request, to the Co-Borrower Representative at its principal executive office.

Section 3.7 Taxes.

(a) Any and all payments by the Co-Borrowers hereunder or under the SEAM Senior Subordinated Notes or other Purchase Documents that are made to or for the benefit of the Purchaser shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings and penalties, interests and all other liabilities with respect thereto (collectively, “Taxes”), excluding (i) taxes imposed on the Purchaser’s net income or capital and franchise taxes imposed on Purchaser by the jurisdiction under the Laws of which Purchaser is organized, in which Purchaser maintains an office, or any political subdivision thereof, (ii) any backup withholding tax that is required by the Code to be withheld from amounts payable to the Purchaser or any other beneficial owner of a SEAM Senior Subordinated Note or other Purchase Document that is a United States Person (as that term is defined in Section 7701(a)(30) of the Code) and that has failed to comply with the last sentence of this Section 3.7(a), (iii) any branch profits tax imposed by the United States or any similar tax imposed by any other jurisdiction in which the Purchaser or any other beneficial owner of a SEAM Senior Subordinated Note or other Purchase Document is located, and (iv) any withholding tax attributable to the failure or inability to comply with Section 3.7(d) by the Purchaser or any other beneficial owner of a SEAM Senior Subordinated Note and that is imposed with respect to the requirements of FATCA) (all such nonexcluded Taxes being hereinafter referred to as “Covered Taxes”). If the Co-Borrowers shall be required by Law to deduct any Covered Taxes from or in respect of any sum payable hereunder or under any SEAM Senior Subordinated Notes or other Purchase Documents to the Purchaser, the sum payable shall be increased as may be necessary so that after making all required deductions of Covered Taxes (including deductions of Covered Taxes applicable to additional sums payable under this paragraph), the Purchaser receives an amount equal to the sum it would have received had no such deductions been made. The Co-Borrowers shall make such deductions and the Co-Borrowers shall pay the full amount so deducted to the relevant taxation authority or other authority in accordance with applicable Law. In addition, the Co-Borrowers agree to pay any present or future stamp, documentary, excise, privilege, intangible or similar levies that arise at any time or from time to time from any payment made under any and all Purchase Documents or from the execution or delivery by the Co-Borrowers or from the filing or recording or maintenance of, or otherwise with respect to the exercise by the Purchaser of its rights under any and all Purchase Documents, provided, however that the Co-Borrowers shall have no obligation in respect of the foregoing that may arise out of the assignment or other transfer of any SEAM Senior Subordinated Notes (collectively, “Other Taxes”). The Co-Borrowers will indemnify the Purchaser for the full amount of Covered Taxes imposed on or with respect to amounts payable hereunder and Other Taxes, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payment of this indemnification shall be made within thirty (30) days from the date the Purchaser provides the Co-Borrower Representative with a certificate certifying and setting forth in reasonable detail the calculation thereof as to the amount and type of such Taxes. Any such certificates submitted by the Purchaser in good faith to the Co-Borrower Representative shall, absent demonstrable error, be final, conclusive and binding on all parties (including all Co-Borrowers). The obligation of the Co-Borrowers under this Section 3.7 shall survive the payment of the SEAM Senior Subordinated Notes and the termination of this Agreement. Within thirty (30) days after the Co-Borrower Representative receives a receipt for payment of Covered Taxes and/or Other Taxes, the Co-Borrower Representative shall furnish to the Purchaser the original or certified copy of a receipt evidencing payment thereof. Any Person to which this Section 3.7(a) applies shall, upon request of the Co-Borrower Representative, provide such documentation as may be reasonably necessary to establish such Person’s right to exemption from withholding for Covered Taxes and/or Other Taxes, and shall cooperate fully with the Co-Borrower Representative in any action or proceeding to recover from any taxing authority such Covered Taxes and/or Other Taxes, in each case, to the extent legally required to do so; provided, that without limiting the foregoing, the Purchaser shall deliver to the Co-Borrower Representative on or prior to the Closing Date two (2) accurate and complete original signed copies of Internal Revenue Service Form W-9.

(b) If at any time a beneficial owner of a SEAM Senior Subordinated Note or other Purchase Document is not a United States Person (as that term is defined in Section 7701(a)(30) of the Code), such owner shall provide to the Co-Borrower Representative two (2) accurate and complete original signed copies of the forms prescribed by the IRS (including, without limitation, an IRS Form W-8BEN, IRS Form W-8ECI or IRS W-8IMY (or successor, substitute or other appropriate forms and, in the case of Form W-8IMY, complete with accompanying forms (which may include Form W-8BEN) with respect to beneficial owners of the payment)) certifying such owner’s exemption from United States withholding taxes with respect to all payments to be made on the SEAM Senior Subordinated Notes or other Purchase Documents. In addition, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, such owner will deliver to the Co-Borrower Representative two (2) new accurate and complete original signed copies of the applicable Internal Revenue Service form establishing such exemption or reduction (such as statements certifying qualification for exemption with respect to portfolio interest) and any related documentation as may be required in order to confirm or establish the entitlement of such owner to a continued exemption from or reduction in United States withholding tax if the owner continues to be so entitled. No owner shall be required by this Section 3.7(b) to deliver a form or certificate that is not legally entitled to deliver. The Co-Borrowers shall not be obligated pursuant to Section 3.7(a) hereof to pay additional amounts on account of or indemnify with respect to United States withholding taxes to the extent that such taxes arise solely due to the Purchaser’s or other owner’s failure to deliver forms that it was legally entitled to but failed to deliver under this Section 3.7(b).

(c) If the Purchaser requires the Co-Borrowers to pay any additional amount to it or to or any Governmental Authority for its account pursuant to Section 3.7(a), then the Purchaser shall use reasonable efforts to designate a different lending office for funding or booking its loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Purchaser, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.7(a) in the future and (ii) would not subject the Purchaser to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Purchaser; provided, however, that nothing in this Section shall create an obligation for Endeavour Structured Equity and Mezzanine Fund I, L.P. to open a different lending office. Each Co-Borrower agrees to pay all reasonable costs and expenses incurred by any Purchaser in connection with any such designation or assignment.

(d) Each beneficial owner of a SEAM Senior Subordinated Note or other Purchase Document that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) shall provide, promptly upon the reasonable demand of any Co-Borrower, any information, form or document, accurately completed , that may be required in order to demonstrate that such Person is in compliance with the requirements of FATCA, including Section 1471(b) of the Code, if such Person is a foreign financial institution (as such term is defined in Section 1471(d)(4) of the Code), or Section 1472(b) of the Code, if such Person is a non financial foreign entity (as such term is defined in Section 1472(d) of the Code).

Section 3.8 Maximum Lawful Rate.

It is the intention of the parties hereto to conform strictly to usury laws applicable to the Purchaser and the transactions contemplated hereunder. Accordingly, if such transactions would be usurious under applicable law, then, notwithstanding anything to the contrary in this Agreement, the SEAM Senior Subordinated Notes or in any other Purchase Document or agreement entered into in connection with such transactions, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under this Agreement, the SEAM Senior Subordinated Notes or any of such other Purchase Documents or agreements or otherwise in connection with such transactions shall under no circumstances exceed the maximum amount allowed by such applicable law, (ii) in the event that the maturity of any SEAM Senior Subordinated Note is accelerated for any reason, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under applicable law may never include more than the maximum amount allowed by such applicable law, and (iii) excess interest, if any, provided for in this Agreement or otherwise in connection with such transactions shall be cancelled automatically and, if theretofore paid, shall be credited by the Purchaser on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by the Purchaser, as applicable, to the Co-Borrower Representative). The right to accelerate the maturity of any SEAM Senior Subordinated Note does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and the Purchaser does not intend to collect any unearned interest if in the event of acceleration. All sums paid or agreed to be paid to the Purchaser for the use, forbearance or detention of sums included in the Obligations shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such Person’s SEAM Senior Subordinated Note until payment in full so that the rate or amount of interest on account of the Obligations does not exceed the applicable usury ceiling, if any. As used in this Section, the term “applicable law” means the law of the State of Oregon (or the law of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Agreement), or law of the United States of America applicable to the Purchaser and the Transactions which would permit the Purchaser to contract for, charge, take, reserve or receive a greater amount of interest than under Oregon (or such other jurisdiction’s) law.

ARTICLE 4

CONDITIONS

Section 4.1 Conditions to Purchase of the Securities.

The obligation of the Purchaser to purchase and pay for the SEAM Senior Subordinated Notes is subject to the satisfaction, prior to or at the Closing, of the following conditions:

(a) Specified Representations and Warranties True. Both before and immediately after giving effect to the Transactions, on and as of the Closing Date: (i) the Specified Representations are true and correct in all material respects, and (ii) the representations and warranties contained in the Commitment Letter regarding the Information and Projections (as such terms are defined in the Commitment Letter) shall be true and correct in all material respects; provided, in each case, that no materiality qualifier shall be applicable to any such representations or warranties that already are qualified or modified by materiality in the text thereof.

(b) Material Adverse Effect. As of the Closing Date, since September 30, 2010, no condition or event shall have occurred that has resulted in, or could reasonably be expected to result in, a “Material Adverse Effect” (as defined in the Target Merger Agreement) with respect to Target.

(c) [Intentionally Left Blank].

(d) Approval and Consents. The Purchaser shall have received from each Co-Borrower certified copies of all documents evidencing necessary corporate or other organizational action (other than the resolutions delivered pursuant to Section 4.1(f)(v) below), as the case may be, and governmental approvals, if any, with respect to the execution, delivery and performance by such Co-Borrower of the Transactions (including Hart-Scott-Rodino clearance) and the Transaction Documents to which it is or may become a party and the expiration of all applicable waiting periods, all of which documents to be in form and substance satisfactory to the Purchaser.

(e) Subordination Agreements. Each of the Purchaser, the Senior Secured Lenders and the Co-Borrowers shall have executed and delivered the Senior Subordination Agreement.

(f) Closing Documents. Each Co-Borrower will have delivered or caused to be delivered to the Purchaser all of the following documents to which it is a party, each of which shall be fully executed and in form and substance satisfactory to the Purchaser in its sole discretion:

(i) this Agreement duly executed by each Co-Borrower. The Co-Borrowers shall have delivered to the Purchaser the disclosure schedules to this Agreement, in form and substances satisfactory to the Purchaser;

(ii) the Joinder Agreement duly executed by each Co-Borrower;

(iii) one or more SEAM Senior Subordinated Notes in the form of Exhibit A hereto (as designated by the Purchaser pursuant to Section 2.1 and Annex A hereof), duly executed by each Co-Borrower, in aggregate original principal amounts as set forth herein;

(iv) copies of each Co-Borrower’s Organization Documents and any amendments thereto, certified in each instance by such Co-Borrower’s Secretary or Assistant Secretary or manager, as the case may be;

(v) copies of consents or resolutions of each Co-Borrower’s Board (or similar governing body or Person(s)) authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on each such entity’s behalf, all certified in each instance by its respective Secretary or Assistant Secretary or manager, as the case may be;

(vi) copies of the certificates of good standing for each Co-Borrower (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state of its formation and of each state in which it is qualified to do business as a foreign limited liability company;

(vii) a certificate dated as of the Closing Date, from a Responsible Officer of each Co-Borrower, stating that, at and as of the Closing Date, the conditions specified in this Section 4.1 have been fully satisfied by such Co-Borrower or waived by the Purchaser;

(viii) certificates of insurance evidencing the existence of all insurance required to be maintained under the Purchase Documents;

(ix) an opinion of K&L Gates LLP, counsel to the Co-Borrowers;

(x) copies of the Transaction Documents and the Owner Subordination Agreement, certified by the Co-Borrower Representative as of the Closing Date as being true, complete and correct, in full force and effect, and not altered, amended, waived or otherwise changed or supplemented, in each case in any manner adverse to the Purchaser (excluding any updates to the disclosure schedules to the Target Merger Agreement provided by Target after December 21, 2010, to the extent such update does not give rise to a right of any party to the Target Merger Agreement to terminate the Target Merger Agreement) without the prior written consent of the Purchaser;

(xi) a funds flow statement;

(xii) the Subordination Agreement (Intercompany Debt) duly executed by the Co-Borrowers;

(xiii) the Senior Subordination Joinder Agreement duly executed by Target, TPSC, ESI, MVLC, TSI and KeyBank National Association (as administrative agent for the Senior Secured Lenders); and

(xiv) (A) unaudited consolidated financials of (i) the Parent through the most recently completed month ended no more than 30 days prior to the Closing Date and (ii) the Target for each month ended after March 28, 2010 through the most recently completed month ended no more than 30 days prior to the Closing Date, (B) an opening pro forma balance sheet as of the month end referred to in (A) above with respect to the Parent and its Subsidiaries on a consolidated basis (after giving effect to the Transactions), and (C) a fair salable value balance sheet of the Parent and its Subsidiaries as of the Closing Date after giving effect to the Transactions (the “Fair Salable Value Balance Sheet”), in each case in form and substance reasonably satisfactory to the Purchaser.

(g) Purchaser’s Fees and Expenses.

(i) Commitment Fee. On the Closing Date, the Co-Borrowers shall pay the Commitment Fee to the Purchaser; and

(ii) Other Fees and Expenses. On the Closing Date, the Co-Borrowers shall have paid the fees and expenses of the Purchaser payable by the Co-Borrowers pursuant to Section 12.4 hereof.

(h) Consummation of the Target Acquisition. The Target Acquisition (including the Merger) shall be consummated prior to or concurrently with the Closing in accordance with the terms of the Transaction Documents provided to Purchaser pursuant to Section 4.1(f)(x) above.

(i) Consummation of the Other Transactions. The Transactions contemplated under the Senior Secured Debt Documents and Owner Subordinated Note Documents shall have closed prior to or concurrently with the Closing; provided, that after the consummation of the Transactions, there shall be no less than $10,000,000 available under the Revolving Financing.

(j) Ownership; Intercompany Debt. The Purchaser, in its sole discretion, shall be satisfied with (i) the pro forma capital and ownership structure and the equity holder arrangements of each Co-Borrower, and (ii) the amount, terms, conditions and holders of all intercompany indebtedness of the Co-Borrowers and their respective Affiliates.

(k) Waiver. Any condition specified in this Section 4.1 may be waived by the Purchaser; provided that no such waiver will be effective against the Purchaser unless it is set forth in a writing executed by the Purchaser.

(l) Financial Condition Certificates. The Purchaser shall have received a solvency certificate in the form attached hereto as Exhibit E, dated as of the Closing Date, and executed by a Responsible Officer of Parent.

(m) Payoff Letter; Lien Releases. The Purchaser shall have received pay-off and lien release letters from all secured creditors under the Existing Credit Agreement (Parent) and Existing Credit Agreement (Target).

(n) Search Reports. The Purchaser shall have received the results of the Uniform Commercial Code and other search reports from one or more commercial search firms as provided to the Senior Secured Lenders pursuant to the Senior Secured Credit Agreement, listing all of the effective financing statements filed against any Co-Borrower, together with copies of such financing statements.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

As a material inducement to the Purchaser entering into this Agreement and purchasing the SEAM Senior Subordinated Notes, each Co-Borrower hereby represents and warrants to the Purchaser as follows, it being agreed that each such representation and warranty is made as of the Closing Date after giving effect to the consummation of the Transactions:

Section 5.1 Existence, Qualification and Power.

Each Co-Borrower (i) is a duly organized or formed and validly existing corporation, partnership or limited liability company, as the case may be, in good standing or in full force and effect under the laws of the jurisdiction of its formation and has the corporate, partnership or limited liability company power and authority, as applicable, to own its property and assets, execute, deliver and perform its obligations under the Purchase Documents to which it is a party and to transact the business in which it is engaged and presently proposes to engage, and (ii) has duly qualified and is authorized to do business in all jurisdictions where it is required to be so qualified or authorized except where the failure to be so qualified would not have a Material Adverse Effect. Schedule 5.1(a) hereto contains a complete and accurate list as of the Closing Date of each Subsidiary of the Co-Borrowers, and identifies as of the Closing Date the Co-Borrowers and each of their Subsidiaries’ chief executive office, jurisdictions where it is qualified to do business, exact legal name, U.S. tax payer identification number and organizational identification number. Except as set forth on Schedule 5.1(b), no Co-Borrower nor any of their Subsidiaries has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation or (iii) been party to a merger, consolidation or other change in structure.

Section 5.2 Authorization; No Contravention.

(a) Each Co-Borrower has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Purchase Documents to which it is party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Purchase Documents to which it is party. Each Co-Borrower has duly executed and delivered each Purchase Document to which it is party and each Purchase Document to which it is party constitutes the legal, valid and binding agreement and obligation of such Co-Borrower enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(b) Neither the execution, delivery and performance by any Co-Borrower of the Purchase Documents to which it is party nor compliance with the terms and provisions thereof (i) will contravene any provision of any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority applicable to such Co-Borrower or its properties and assets, (ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Co-Borrower pursuant to the terms of (A) the Target Merger Documentation, (B) any Material Contract, or (C) any document governing Material Indebtedness, or (iii) will violate any provision of the Organization Documents of such Co-Borrower.

Section 5.3 [Intentionally Left Blank].

Section 5.4 Capitalization.

As of the Closing Date, Schedule 5.4 sets forth a true, complete and accurate description of the equity capital structure of the Parent and each of its Subsidiaries (after giving effect to the Transactions) showing, for each such Person, accurate ownership percentages of the equityholders of record and accompanied by a statement of authorized and issued Equity Interests for each such Person. Except as set forth on Schedule 5.4, as of the Closing Date (a) there are no preemptive rights, outstanding subscriptions, warrants or options to purchase any Equity Interests of any Co-Borrower, (b) there are no obligations of any Co-Borrower to redeem or repurchase any of its Equity Interests and (c) there is no agreement, arrangement or plan to which any Co-Borrower is a party or of which any Co-Borrower has knowledge that could directly or indirectly affect the capital structure of any Co-Borrower. The Equity Interests of each Co-Borrower described on Schedule 5.4 (i) are validly issued and fully paid and non-assessable (to the extent such concepts are applicable to the respective Equity Interests) and (ii) are owned of record and beneficially as set forth on Schedule 5.4, free and clear of all Liens (other than Liens created under the Senior Secured Debt Documents).

Section 5.5 Use of Proceeds; Margin Regulations.

(a) The proceeds from the issuance of the SEAM Senior Subordinated Notes will be used only for the purposes specified in the recitals to this Agreement, or to consummate a Permitted Acquisition, and funds for other general corporate purposes, in each case, not inconsistent with the terms of this Agreement.

(b) No part of the proceeds from the sale of the SEAM Senior Subordinated Notes will be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System. No Co-Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. At no time would more than 25% of the value of the assets of the Co-Borrowers or of the Co-Borrowers and their respective consolidated Subsidiaries that are subject to any “arrangement” (as such term is used in Section 221.2(g) of such Regulation U) hereunder be represented by Margin Stock.

Section 5.6 Financial Reports.

(a) The Co-Borrowers have furnished to the Purchaser complete and correct copies of: (i) the audited consolidated balance sheets of the Parent and its consolidated Subsidiaries for the fiscal year ended December 31, 2007, December 31, 2008 and December 31, 2009 and the related audited consolidated statements of income, shareholders’ equity, and cash flows of the Parent and its consolidated Subsidiaries for the fiscal year of the Parent then ended, accompanied by the report thereon of Geffen Mesher & Co. LLP; (ii) the audited consolidated balance sheets of the Target and its consolidated Subsidiaries for the fiscal year ended March 30, 2008, March 29, 2009 and March 28, 2010 and the related audited consolidated statements of income, shareholders’ equity, and cash flows of the Target and its consolidated Subsidiaries for the fiscal year of the Target then ended, accompanied by the report thereon of Grant Thorton LLP; (iii) the interim consolidated balance sheet, and the related statements of income and of cash flows, of the Parent and its Subsidiaries for the eleven months ending November 30, 2010; and (iv) the interim consolidated balance sheet, and the related statements of income, of the Target and its Subsidiaries for the eight months ending November 28, 2010. All such financial statements have been prepared in accordance with GAAP, consistently applied (except as stated therein), and fairly present the financial position of the Parent and its Subsidiaries or the Target and its Subsidiaries, as applicable, as of the respective dates indicated and the consolidated results of their operations and cash flows (except with respect to the Target and its Subsidiaries) for the respective periods indicated, subject in the case of any such financial statements that are unaudited, to normal audit adjustments, none of which shall be material. Other than changes that in the aggregate that are not materially different than the contingent liabilities or liabilities for taxes, long-term lease or unusual forward or long-term commitments reflected on a Co-Borrower’s annual audited financial statements, neither the Parent and its Subsidiaries nor the Target and its Subsidiaries had, as of the date of the latest financial statements referred to above, and will not have as of the Closing Date after giving effect to the incurrence of the Senior Secured Debt, and the issuance of the SEAM Senior Subordinated Notes hereunder and the Owner Subordinated Notes, any material or significant contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto in accordance with GAAP and that in any such case is material in relation to the business, operations, properties, assets, financial or other condition or prospects of the Parent and its Subsidiaries.

(b) The Financial Projections were prepared on behalf of the Co-Borrowers in good faith after taking into account historical levels of business activity of the Parent and its Subsidiaries, known trends, including general economic trends, and all other information, assumptions and estimates considered by management of the Parent and its Subsidiaries to be pertinent thereto; provided, however, that no representation or warranty is made as to the impact of future general economic conditions or as to whether the Parent’s and its Subsidiaries’ projected consolidated results as set forth in the Financial Projections will actually be realized, it being recognized by the Purchaser that such projections as to future events are not to be viewed as facts and that actual results for the periods covered by the Financial Projections may differ materially from the Financial Projections. No facts are known to the Co-Borrowers as of the Closing Date which, if reflected in the Financial Projections, could reasonably be expected to have a Material Adverse Effect.

(c) The Pro Forma Financial Statements were prepared by the Co-Borrowers giving pro forma effect to the Transactions, and were prepared in accordance with GAAP, with only such adjustments thereto as would be required in accordance with GAAP.

(d) The Fair Salable Value Balance Sheet was prepared by the Co-Borrowers on the same basis as the Pro Forma Financial Statements, except that the assets of the Parent and its Subsidiaries are set forth therein at their fair salable values on a going concern basis and the liabilities of the Parent and its Subsidiaries set forth therein include all material contingent liabilities of such Persons stated at the reasonably estimated present values thereof.

Section 5.7 No Material Adverse Effect.

(a) Since December 31, 2009, with respect to Parent and its Subsidiaries (other than the Target and its Subsidiaries), (b) since March 28, 2010, with respect to the Target and its Subsidiaries, and (c) since the Closing Date, with respect to Parent and its Subsidiaries, there has been no change in the condition, business, or affairs of the Parent and its Subsidiaries taken as a whole, or their properties and assets considered as an entirety, except for changes none of which, individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect.

Section 5.8 Full Disclosure.

The factual information, taken as a whole, heretofore or contemporaneously furnished by or on behalf of any Co-Borrower to Purchaser for purposes of or in connection with this Agreement or any transaction contemplated herein, other than the Financial Projections (as to which representations are made only as provided in Section 5.6(b)), is, and all other such factual information, taken as a whole, hereafter furnished by or on behalf of such Person in writing to the Purchaser will be, true and accurate in all material respects on the date as of which such information is dated or certified and such factual information does not and will not be incomplete by omitting to state any material fact necessary to make such information not misleading at such time in light of the circumstances under which such information was provided, except that all information consisting of financial projections prepared by any Co-Borrower or any Subsidiary is only represented herein as being based on good faith estimates and assumptions believed by such persons to be reasonable at the time made, it being recognized by the Purchaser that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results.

Section 5.9 Intellectual Property; Licenses.

Each Co-Borrower and each of its Subsidiaries has obtained or has the right to use all patents, trademarks, service marks, trade names, copyrights, licenses and other rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others, except for such patents, trademarks, service marks, trade names, copyrights, licenses and rights, the loss of which, and such conflicts that, in any such case individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, Schedule 5.9 sets forth a complete list of all material licenses, trade names and service marks and all registered patents, trademarks and copyrights of the Co-Borrowers.

Section 5.10 Permits.

Each Co-Borrower and each of its Subsidiaries: (i) holds all necessary foreign, federal, state, local and other governmental licenses, registrations, certifications, permits and authorizations necessary to conduct its business and own its properties; and (ii) is in full compliance with all requirements imposed by law, regulation or rule, whether foreign, federal, state or local, that are applicable to it, its operations, or its properties and assets, including applicable requirements of Environmental Laws, except for any failure to obtain and maintain in effect, or noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.11 Taxes.

Each Co-Borrower has filed all federal and state income tax returns and all other tax returns, domestic and foreign, required to be filed by it and has paid all federal, state and other taxes, assessments, fees and other governmental charges payable by it that have become due, other than those not yet delinquent and except for those contested in good faith. Each Co-Borrower has established on its books such charges, accruals and reserves in respect of taxes, assessments, fees and other governmental charges for all fiscal periods as are required by GAAP. No Co-Borrower knows of any proposed assessment for additional federal, foreign or state taxes for any period which, individually or in the aggregate, taking into account such charges, accruals and reserves in respect thereof as the Parent and its Subsidiaries have made, could reasonably be expected to have a Material Adverse Effect.

Section 5.12 Approvals.

No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required as a condition to (i) the execution, delivery and performance by any Co-Borrower of any Purchase Document to which it is a party or any of its obligations thereunder, or (ii) the legality, validity, binding effect or enforceability of any Purchase Document to which any Co-Borrower is a party.

Section 5.13 Affiliate Transactions.

Except as set forth on Schedule 5.13, as of the date of this Agreement, there are no existing or proposed agreements, arrangements or transactions between any Co-Borrower and any of the officers, members, managers, directors, stockholders, parents, other interest holders, employees, or Affiliates (other than the Subsidiaries) of any Co-Borrower or any members of their respective immediate families, and none of the foregoing Persons are directly or indirectly indebted to or have any direct or indirect ownership, partnership, or voting interest in any such Affiliate of any Co-Borrower or any Person with which any Co-Borrower has a business relationship or which competes with any Co-Borrower.

Section 5.14 Burdensome Contracts; Labor Relations.

No Co-Borrower nor any of its Subsidiaries (a) is subject to any burdensome contract, agreement, corporate restriction, judgment, decree or order, (b) is a party to any labor dispute affecting any bargaining unit or other group of employees generally, (c) is subject to any strike, slowdown, workout or other concerted interruptions of operations by employees of a Co-Borrower or any Subsidiary, whether or not relating to any labor contracts, (d) is subject to any pending or, to the knowledge of any Co-Borrower, threatened, unfair labor practice complaint, before the National Labor Relations Board, (e) is subject to any pending or, to the knowledge of any Co-Borrower, threatened grievance or arbitration proceeding arising out of or under any collective bargaining agreement, (f) is subject to any pending or, to the knowledge of any Co-Borrower, threatened significant strike, labor dispute, slowdown or stoppage, or (g) is, to the knowledge of the Co-Borrowers, involved or subject to any union representation organizing or certification matter with respect to the employees of the Co-Borrowers or any of their Subsidiaries, except (with respect to any matter specified in any of the above clauses) for such matters as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.14, no Co-Borrower nor any of their Subsidiaries has suffered any strikes, walkouts or work stoppages in the five years preceding the Closing Date.

Section 5.15 Environmental Matters.

(a) Each Co-Borrower and each of their Subsidiaries is in material compliance with all applicable Environmental Laws. All material licenses, permits, registrations or approvals required for the conduct of the business of each Co-Borrower and each of their Subsidiaries under any Environmental Law have been secured and each Co-Borrower and each of their Subsidiaries is in substantial compliance therewith. No Co-Borrower nor any of their Subsidiaries has received written notice, or otherwise knows, that it is in any respect in material noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which such Co-Borrower or such Subsidiary is a party or that would affect the ability of such Co-Borrower or such Subsidiary to operate any Real Property and, except as set forth on Schedule 5.15(a), no event has occurred and is continuing that, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder that could reasonably be expected to result in Material Environmental Liabilities and Costs. Except as set forth on Schedule 5.15(a) (none of which Environmental Claims would, individually or in the aggregate, reasonably be expect to result in a Material Adverse Effect), there are no Environmental Claims pending or, to the best knowledge of any Co-Borrower, threatened against any Co-Borrower or any of its properties which could reasonably be expected to result in Material Environmental Liabilities and Costs. Except as set forth on Schedule 5.15(a), there are no facts, circumstances, conditions or occurrences on any Real Property now or at any time owned, leased or operated by the Co-Borrowers or their Subsidiaries or on any property adjacent to any such Real Property, that are known by the Co-Borrowers or as to which any Co-Borrower or any such Subsidiary has received written notice, that could reasonably be expected: (i) to form the basis of a Material Environmental Liabilities and Costs against any Co-Borrower or any of their Subsidiaries or any Real Property of a Co-Borrower or any of their Subsidiaries; or (ii) to cause such Real Property to be subject to any material restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law.

(b) Except as set forth on Schedule 5.15(b), Hazardous Materials have not at any time been (i) generated, used, treated or stored on, or transported to or from, any Real Property of the Co-Borrowers or any of their Subsidiaries or (ii) released on or about any such Real Property, in each case where such occurrence or event is not in compliance with or could give rise to liability under Environmental Laws and is reasonably likely to result in Material Environmental Liabilities and Costs.

Section 5.16 [Intentionally Left Blank].

Section 5.17 Insurance.

The Co-Borrowers and their Subsidiaries maintain property, casualty, liability and flood insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with industry standards and in each case in compliance with the terms of Section 7.4. Schedule 5.17 sets forth a complete list of all such insurance maintained by the Co-Borrowers on the Closing Date.

Section 5.18 [Intentionally Left Blank].

Section 5.19 Material Contracts.

Schedule 5.19 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date. As of the Closing Date, all such Material Contracts are in full force and effect and no defaults by a Co-Borrower currently exist thereunder which could reasonably be expected to result in a Material Adverse Effect. The Co-Borrowers have provided to the Purchaser accurate and complete copies of all of the Material Contracts set forth on Schedule 5.19.

Section 5.20 Ownership of Property; Liens.

Each Co-Borrower has good and marketable title, in the case of Real Property, and good title (or valid Leaseholds, in the case of any leased property), in the case of all other property, to all of its properties and assets free and clear of Liens other than Permitted Liens, and there are no facts, circumstances or conditions that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Liens. The interests of the Co-Borrowers and their Subsidiaries in the properties reflected in the most recent balance sheet referred to in Section 5.6(a), taken as a whole, were sufficient, in the judgment of the Co-Borrowers, as of the date of such balance sheet for purposes of the ownership and operation of the businesses conducted by the Co-Borrowers and their Subsidiaries. Schedule 5.20 sets forth a complete list of Real Property owned and/or leased or subleased (as lessor, lessee or sublessee) by the Co-Borrowers on the Closing Date.

Section 5.21 Investment Company.

No Co-Borrower nor any of its Subsidiaries is subject to regulation with respect to the creation or incurrence of Indebtedness under the Investment Company Act of 1940, as amended.

Section 5.22 ERISA Compliance.

Compliance by the Co-Borrowers with the provisions hereof and sale of the SEAM Senior Subordinated Notes contemplated hereby will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code. The Co-Borrowers, their Subsidiaries and each ERISA Affiliate (i) has fulfilled all obligations under the minimum funding standards of ERISA and the Code with respect to each Plan that is not a Multi-Employer Plan or a Multiple Employer Plan, (ii) has satisfied all material contribution obligations in respect of each

Multi-Employer Plan and each Multiple Employer Plan, (iii) except as disclosed on Schedule 5.22, is in compliance in all material respect with all other applicable provisions of ERISA and the Code with respect to each Plan, and (iv) has not incurred any material liability under Title IV of ERISA to the PBGC with respect to any Plan or any trust established thereunder. No Plan or trust created thereunder has been terminated, and there have been no Reportable Events, with respect to any Plan or trust created thereunder or with respect to any Multi-Employer Plan or Multiple Employer Plan, which termination or Reportable Event will or could give rise to a material liability of the Co-Borrowers or any ERISA Affiliate in respect thereof. Except as disclosed on Schedule 5.22, no Co-Borrower nor any Subsidiary of a Co-Borrower nor any ERISA Affiliate is as of the Closing Date, or has been at any time within the five year preceding the Closing Date, an employer required to contribute to any Multi-Employer Plan or Multiple Employer Plan, or a “contributing sponsor” (as such term is defined in Section 4001 of ERISA) in any Multi-Employer Plan or Multiple Employer Plan. No Co-Borrower nor any Subsidiary of a Co-Borrower nor any ERISA Affiliate has any contingent liability with respect to any post-retirement “welfare benefit plan” (as such term is defined in ERISA) except as has been disclosed to the Purchaser in writing.

Section 5.23 Compliance with Laws.

Borrower and each of its Subsidiaries is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect. No Co-Borrower nor any of its Subsidiaries has received notice to the effect that its operations are not in compliance with any Laws in any manner that could reasonably be expected to have a Material Adverse Effect.

Section 5.24 [Intentionally Left Blank].

Section 5.25 Solvency.

Before and after giving effect to Transactions contemplated under the Purchase Documents: (i) the Co-Borrowers, taken as a whole, have capital sufficient to carry on their business and transactions and all business and transactions in which they are about to engage and are now solvent and able to pay their debts as they mature; and (ii) the Co-Borrowers, taken as a whole, own property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay the Co-Borrowers’ debts; and the Co-Borrowers are not entering into the Purchase Documents with the intent to hinder, delay or defraud their creditors. For purposes of this Section 5.25, “debt” means any liability on a claim, and “claim” means (y) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (z) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 5.26 [Intentionally Left Blank].

Section 5.27 [Intentionally Left Blank].

Section 5.28 Litigation.

There are no Actions pending or, to the knowledge of the Co-Borrowers, threatened with respect to any Co-Borrower or any of their respective Subsidiaries or against any of their Property (i) that have had, or could reasonably be expected to have, a Material Adverse Effect, or (ii) that question the validity or enforceability of any of the Purchase Documents, or of any action to be taken by any Co-Borrower pursuant to any of the Purchase Documents.

Section 5.29 Target Merger Documentation.

(a) Each Co-Borrower has the power and authority to enter into the Target Merger Documentation to which it is a party and has duly authorized, executed and delivered such Target Merger Documentation. The Target Merger Documentation constitutes the legal, valid and binding obligations of each Co-Borrower thereto enforceable against such Co-Borrower in accordance with their respective terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

(b) As of the Closing Date, (i) each of the representations and warranties made by the Co-Borrowers (other than the Target and its Subsidiaries) in the Target Merger Documentation is true and correct in all material respects, except to the extent that such representation and warranty relates to a specific date, in which case such representation shall be true and correct as of such earlier date, except for such failures as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) to the knowledge of the Co-Borrowers, each of the representations and warranties made by the Target and its Subsidiaries (but excluding any other Co-Borrowers) in the Target Merger Documentation is true and correct in all material respects, except to the extent that such representation and warranty relates to a specific date, in which case such representation shall be true and correct as of such earlier date, except for such failures as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.30 Absolute Reliance on the Representations and Warranties.

All representations and warranties contained in this Agreement and any financial statements, instruments, certificates, schedules or other documents delivered in connection herewith, shall survive the execution and delivery of this Agreement, regardless of any investigation made by the Purchaser or on the Purchaser’s behalf.

ARTICLE 6

TRANSFER OF NOTES

Section 6.1 Restricted Securities.

The Purchaser acknowledges that the SEAM Senior Subordinated Notes have not been registered under the Securities Act or any state securities laws and may be resold only if registered pursuant to the provisions of the Securities Act and applicable state securities laws or if an exemption from registration is available, and that the Co-Borrowers are not required to register the SEAM Senior Subordinated Notes under the Securities Act or any state securities laws.

Section 6.2 Purchaser’s Representations.

(a) The Purchaser is duly organized, validly existing, and in good standing as a limited partnership under the laws of the jurisdiction in which it is organized. The Purchaser has all requisite limited partnership power and authority to enter into this Agreement and the other Purchase Documents executed by it, and to perform all of its obligations hereunder and under the other Purchase Documents executed by it. The Purchase Documents delivered by the Purchaser have been duly authorized, executed, and delivered by the Purchaser and constitute valid and binding obligations of the Purchaser enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law). This Agreement and the other Purchase Documents do not, nor does the performance or observance by the Purchaser of any of the matters and things herein or therein provided for, contravene or constitute a material default under any material provision of law or any judgment, injunction, order or decree binding upon the Purchaser or any provision of its organizational documents (e.g., limited partnership agreement or other organizational documents).

(b) The Purchaser hereby represents and warrants to the Co-Borrowers that it (i) is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act, (ii) has such knowledge and experience in financial and business matters such that the Purchaser is capable of evaluating the merits and risks of its investment in the SEAM Senior Subordinated Notes, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time, (iii) has had the opportunity to ask questions of the Co-Borrowers with respect to the Co-Borrowers and Transactions and to receive such information from the Co-Borrowers regarding such matters as it deems necessary in making its decision to purchase the SEAM Senior Subordinated Notes, and (iv) is acquiring the SEAM Senior Subordinated Notes for investment for its own account, with no present intention of dividing its participation with others (except for a potential transfer or transfers of the SEAM Senior Subordinated Notes to a Permitted Transferee) or reselling or otherwise distributing the same in violation of the Securities Act or any applicable state securities laws.

(c) Upon the assignment or transfer by the Purchaser or any of its successors or assignees of all or any part of the SEAM Senior Subordinated Notes, the term “Purchaser” as used herein shall thereafter mean, to the extent thereof, the then holder or holders of such SEAM Senior Subordinated Notes, or portion thereof.

Section 6.3 Transfer of SEAM Senior Subordinated Notes.

Subject to Section 6.2 hereof, a holder of a SEAM Senior Subordinated Note may, without prior notice or consent of any Co-Borrower, transfer such SEAM Senior Subordinated Note to any Permitted Transferee, pledge its interest in such SEAM Senior Subordinated Note to a financial institution providing financing to such holder, or may exchange such SEAM Senior Subordinated Note for SEAM Senior Subordinated Notes of different denominations, by surrendering such SEAM Senior Subordinated Note to the Co-Borrower Representative duly endorsed for transfer or accompanied by a duly executed instrument of transfer naming the new holder (or the current holder if submitted for exchange only), together with written instructions for the issuance of one or more new SEAM Senior Subordinated Notes specifying the respective principal amounts of each new SEAM Senior Subordinated Note and the name of each new holder and each address therefor. The Co-Borrower Representative shall simultaneously deliver to such holder or its designee such new SEAM Senior Subordinated Notes, shall mark the surrendered SEAM Senior Subordinated Notes as canceled and shall provide notice of such transfer to the Purchaser. In lieu of the foregoing procedures, a holder may assign a SEAM Senior Subordinated Note (in whole but not in part) to any Permitted Transferee or a financial institution by sending written notice to the Co-Borrower Representative of such assignment specifying the new holder’s name and address; in such case, the Co-Borrower Representative shall promptly acknowledge such assignment in writing to both the old and new holder. The Co-Borrower Representative shall not be required to recognize any subsequent holder of a SEAM Senior Subordinated Note unless and until the Co-Borrower Representative has received reasonable assurance that all applicable transfer taxes have been paid and, if the subsequent holder is organized outside the United States, it has provided the forms required under Section 3.7(b) certifying that it is exempt from United States withholding tax. In connection with a transfer or pledge of the SEAM Senior Subordinated Notes in accordance with this Section 6.3, the Purchaser may disclose Confidential Information to the transferee or financial institution, subject to the Purchaser informing such transferee or financial institution, as applicable, of the confidential nature of such Confidential Information and instructing such Person to keep such Confidential Information confidential.

Notwithstanding the foregoing, no transfer of any SEAM Senior Subordinated Note can be made by any holder thereof unless (i) such transfer is made in compliance with the Securities Act and all other applicable federal or state securities laws, (ii) such holder has provided the Co-Borrower Representative with such information as to the transferor’s compliance with applicable securities laws as the Co-Borrower Representative may reasonably request, and (iii) such transfer is otherwise in compliance with this Section 6.3. Any transfer of any SEAM Senior Subordinated Note shall be subject to the terms of the Senior Subordination Agreement and any transferee holder of any SEAM Senior Subordinated Note, by its acceptance thereof, shall be bound by the provisions of the Senior Subordination Agreement.

Section 6.4 Replacement of Lost SEAM Senior Subordinated Notes.

Upon receipt of (a) evidence reasonably satisfactory to the Co-Borrower Representative of the mutilation, destruction, loss or theft of any SEAM Senior Subordinated Notes and the ownership thereof and (b) affidavits and indemnification agreements in favor of the Co-Borrowers in respect of such lost SEAM Senior Subordinated Notes in form and substance reasonably satisfactory to the Co-Borrowers, the Co-Borrower Representative shall, upon the written request of the holder of such SEAM Senior Subordinated Notes, arrange for the execution and delivery in replacement thereof a new SEAM Senior Subordinated Note in the same form, in the same original principal amount and dated the same date as the SEAM Senior Subordinated Note so mutilated, destroyed, lost or stolen; and such SEAM Senior Subordinated Note so mutilated, destroyed, lost or stolen shall then be deemed no longer outstanding hereunder. If the SEAM Senior Subordinated Note being replaced has been mutilated, it shall be surrendered to the Co-Borrower Representative; and if such replaced SEAM Senior Subordinated Note has been destroyed, lost or stolen, such holder shall furnish the Co-Borrower Representative with an affidavit of loss and indemnity in writing to save it harmless in respect of such replaced SEAM Senior Subordinated Note.

Section 6.5 No Other Representations Affected.

Nothing contained in this Article 6 shall limit the full force or effect of any representation, agreement or warranty made herein or in connection herewith to the Purchaser.

Section 6.6 Multiple Holders of the SEAM Senior Subordinated Notes.

If more than one (1) Person holds of the SEAM Senior Subordinated Notes at any time, such Persons shall appoint an agent for all holders of the SEAM Senior Subordinated Notes pursuant to documentation reasonably satisfactory to the Administrative Agent (as defined in the Senior Secured Credit Facility), such that any Senior Default Notices (as defined in the Senior Subordination Agreement) and other notices and communications to be delivered to such holders of the SEAM Senior Subordinated Notes under the Senior Subordination Agreement and any consents required of such holders shall be made to or obtained from such agent and shall be binding on each assignee of a holder of the SEAM Senior Subordinated Notes as if directly obtained from such holder.

ARTICLE 7

COVENANTS

Each Co-Borrower, jointly and severally, covenants that, so long as all or any of the principal amount of the SEAM Senior Subordinated Notes or any other Obligations shall remain outstanding, such Co-Borrower shall, and shall cause each Subsidiary to:

Section 7.1 Maintenance of Business.

Each Co-Borrower will do, and will cause each of its Subsidiaries to:

(a) Do, or cause to be done, all things necessary to preserve and keep in full force and effect its corporate existence, rights and authority, qualification, franchises, licenses and permits except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section 7.1 shall be deemed to prohibit any transaction permitted by Section 7.10; and

(b) Preserve, renew and maintain in full force and effect its legal existence and, if applicable, good standing under the Laws of the jurisdiction of its organization except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided however, that nothing in this Section 7.1(b) shall be deemed to prohibit any transaction permitted by Section 7.10.

Section 7.2 Maintenance of Properties.

Each Co-Borrower will, and will cause each of its Subsidiaries to, ensure that its material properties and equipment necessary in the operation of its business or otherwise used or useful in its business in whomsoever’s possession they may be, are kept in reasonably good repair, working order and condition, normal wear and tear excepted and in light of the condition of such properties and equipment in the aggregate on the Closing Date, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, in each case, to the extent and in the manner customary for companies in similar businesses.

Section 7.3 Taxes and Assessments.

Each Co-Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, might become a Lien or charge upon any properties of any Co-Borrower or any of their respective Subsidiaries; provided, however, that no Co-Borrower nor any of their respective Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP. Without limiting the generality of the foregoing, each Co-Borrower will, and will cause each of its Subsidiaries to, pay in full all of its wage obligations in accordance with the Fair Labor Standards Act (29 U.S.C. Sections 206-207), with respect to its employees subject thereto, and any comparable provisions of applicable law, except to the extent the failure to do so would not cause a material liability to the Co-Borrower.

Section 7.4 Insurance.

(a) Each Co-Borrower will, and will cause each of its Subsidiaries to, (i) maintain property, casualty and liability insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with the insurance coverage maintained by the Co-Borrowers and their Subsidiaries as of the Closing Date, and (ii) forthwith upon the Purchaser’s written request, furnish to the Purchaser such information about such insurance as the Purchaser may from time to time reasonably request, which information shall be prepared in form and detail reasonably satisfactory to the Purchaser and certified by a Responsible Officer of the Co-Borrowers.

(b) If any Co-Borrower shall fail to maintain any insurance in accordance with this Section 7.4, or if any Co-Borrower shall fail to so endorse and deliver or deposit all endorsements or certificates with respect thereto, the Purchaser shall have the right (but shall be under no obligation) to procure such insurance and the Co-Borrowers agree to reimburse the Purchaser on demand for all costs and expenses of procuring such insurance.

Section 7.5 Financial Reports; Certificates; Other Information.

(a) Annual Financial Statements. As soon as available and in any event within (i) 120 days after the close of the fiscal year of (A) the Parent ending December 31, 2010 and (B) if available, the Target ending on or about March 31, 2011, and (ii) 90 days after the close of the fiscal year ending December 31, 2011 and each fiscal year thereafter of the Parent, the audited consolidated and consolidating balance sheets of the Parent and its consolidated Subsidiaries (or the Target and its Subsidiaries, as applicable) as at the end of such fiscal year and the related consolidated and consolidating statements of income, of stockholders’ equity and of cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, all in reasonable detail and accompanied by the opinion with respect to such consolidated financial statements of independent public accountants of recognized national standing selected by the Parent and acceptable to the Purchaser (it being agreed that Geffen Mesher & Co LLP, the Parent’s accountant as of the Closing Date, is an independent public accountant acceptable to the Purchaser for at least the fiscal year ending December 31, 2010), which opinion shall be unqualified and shall (i) state that such accountants audited such consolidated and consolidating financial statements in accordance with generally accepted auditing standards, that such accountants believe that such audit provides a reasonable basis for their opinion, and that in their opinion such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Parent and its consolidated subsidiaries (or the Target and its consolidated subsidiaries, as applicable) as at the end of such fiscal year and the consolidated results of their operations and cash flows for such fiscal year in conformity with generally accepted accounting principles, or (ii) contain such statements as are customarily included in unqualified reports of independent accountants in conformity with the recommendations and requirements of the American Institute of Certified Public Accountants (or any successor organization).

(b) Quarterly Financial Statements. As soon as available and in any event within 45 days after the close of each of the quarterly accounting periods in each fiscal year of the Parent, the unaudited consolidated and consolidating balance sheets of the Parent and its consolidated Subsidiaries as at the end of such quarterly period and the related unaudited consolidated and consolidating statements of income and of cash flows for such quarterly period and/or for the fiscal year to date, and setting forth, in the case of such unaudited consolidated and consolidating statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year and to the consolidated budget, and which shall be certified on behalf of the Parent by the Chief Financial Officer of the Parent, subject to changes resulting from normal year-end audit adjustments, and together with the balance sheets and statements of income and cash flows for the fiscal quarter ended December 31, 2010, a calculation of Consolidated EBITDA for such fiscal quarter and a calculation of cash Consolidated Income Tax Expense, cash Capital Distributions and unfinanced Consolidated Capital Expenditures for such fiscal quarter, which calculations shall, after confirmation of such amounts by the Purchaser, be the Fourth Quarter 2010 EBITDA Amount and the Fourth Quarter 2010 Fixed Charge Amounts, respectively.

(c) Monthly Financial Statements. As soon as available and in any event within 30 days after the end of each fiscal month of the Parent, the unaudited consolidated and consolidating balance sheets of the Parent and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated and consolidating statements of income and of cash flows for such monthly period and/or for the fiscal year to date, and setting forth, in the case of such unaudited consolidated and consolidating statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year, and which shall be certified on behalf of the Parent by the Chief Financial Officer of the Parent (or another Responsible Officer acceptable to the Purchaser), subject to changes resulting from normal year-end audit adjustments.

(d) Officer’s Compliance Certificates. At the time of the delivery of the financial statements provided for in subparts (a) and (b) above, (i) a certificate (a “Compliance Certificate”), substantially in the form of Exhibit B, signed by a Responsible Officer to the effect that (A) no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof and the actions the Co-Borrowers have taken or proposes to take with respect thereto, and (B) the representations and warranties of the Co-Borrowers are true and correct in all material respects, except to the extent that any relate to an earlier specified date, in which case, such representations shall be true and correct in all material respects as of the date made, which certificate shall set forth the calculations required to establish compliance with the provisions of Section 7.24, (ii) if, as a result of any change in accounting principles and policies (or the application thereof) from those used in the preparation of the historical financial statements of the Target, the consolidated financial statements of the Co-Borrowers delivered pursuant to Sections 7.5(a) and (b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to the Purchaser, and (iii) a Narrative Report with respect to such financial statements and any other operating reports in respect of such financial statements prepared by management for such period.

(e) Budgets and Forecasts. Not later than 30 days after the commencement of any fiscal year of the Parent and its Subsidiaries, commencing with the fiscal year ending December 31, 2011, a consolidated budget in reasonable detail for each of the four fiscal quarters of such fiscal year, as customarily prepared by management for its internal use, setting forth, with appropriate discussion, the forecasted balance sheet, income statement, operating cash flows and capital expenditures of the Parent and its Subsidiaries for the period covered thereby, and the principal assumptions upon which forecasts and budget are based.

(f) Notices. Promptly, and in any event within three (3) Business Days, after any Co-Borrower or any Subsidiary obtains knowledge thereof, notice of:

(i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Co-Borrowers propose to take with respect thereto;

(ii) the commencement of, or any other material development concerning, any litigation or governmental or regulatory proceeding pending against any Co-Borrower or any of its Subsidiaries or the occurrence of any other event, if the same could be reasonably likely to have a Material Adverse Effect;

(iii) any event that could reasonably be expected to have a Material Adverse Effect;

(iv) any Change of Control; and

(v) any amendment or waiver of the terms of, or notice of default under, the Senior Secured Debt Documents or the Owner Subordinated Note Documents.

(g) ERISA. Promptly, and in any event within 10 days after any Co-Borrower or any Subsidiary of a Co-Borrower or any ERISA Affiliate knows of the occurrence of any ERISA Event, the Co-Borrowers will deliver to the Purchaser a certificate of a Responsible Officer of the Parent setting forth the full details as to such occurrence and the action, if any, that such Co-Borrower or such Subsidiary of such Co-Borrower or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given by such Co-Borrower or such Subsidiary of such Co-Borrower or the ERISA Affiliate to or filed with the PBGC, a Plan participant or the Plan administrator with respect thereto.

(h) Environmental Matters. Promptly upon, and in any event within 10 Business Days after, an officer of a Co-Borrower or any Subsidiary of a Co-Borrower obtaining knowledge thereof, notice of one or more of the following environmental matters to the extent any of the following could reasonably be expected to result in Material Environmental Liabilities and Costs: (i) any pending or threatened Environmental Claim against such Co-Borrower or any of its Subsidiaries or any Real Property owned or operated by such Co-Borrower or any of its Subsidiaries (including the receipt of any information request letters pursuant to Section 104(e) of CERCLA); (ii) any condition or occurrence on or arising from any Real Property owned or operated by such Co-Borrower or any of its Subsidiaries that (A) results in noncompliance by such Co-Borrower or any of its Subsidiaries with any applicable Environmental Law or (B) would reasonably be expected to form the basis of an Environmental Claim against such Co-Borrower or any of its Subsidiaries or any such Real Property; (iii) any condition or occurrence on any Real Property owned, leased or operated by such Co-Borrower or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by such Co-Borrower or any of its Subsidiaries of such Real Property under any Environmental Law; and (iv) the taking of any Remedial Action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by such Co-Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other agency. All such notices shall describe in reasonable detail the nature of the Environmental Claim, the Co-Borrower’s or such Subsidiary’s response thereto and the potential exposure in Dollars of the Co-Borrowers and their Subsidiaries with respect thereto. Beginning with the fiscal year ending December 31, 2011, concurrently with the delivery of the financial statements delivered pursuant to Section 7.5(a) above, each Co-Borrower shall deliver to the Purchaser an annual report summarizing the status of Material Environmental Liabilities and Costs for such Co-Borrower’s and its Subsidiary’s properties (each, an “Annual Report”). Each Annual Report shall describe in reasonable detail, the status of negotiations, the payment of any such claims and any projected payments for such claims. Specifically, each Annual Report will address: (1) any Material Environmental Liabilities and Costs and related Environmental Claim, including claims related to asbestos exposure or exposure to any other hazardous material; and, (2) any CERCLA action (or State Law equivalent), including claims of natural resource damages, where a Co-Borrower or its Subsidiary is liable or considered potentially liable under CERCLA or State Law. In addition to the requirements specified in the immediately preceding sentence, each Annual Report shall also include a status of each

Co-Borrower’s and its Subsidiary’s improvements of its Environmental, Health and Safety management programs as recommended by the Environmental Assessment Reports and such Annual Report shall describe in reasonable detail improvements including housekeeping and hazardous material handling and storage practices at such Co-Borrower’s and its Subsidiary’s properties.

(i) SEC Reports and Registration Statements. Promptly after transmission thereof or other filing with the SEC, copies of all registration statements (other than the exhibits thereto and any registration statement on Form S-8 or its equivalent) and all annual, quarterly or current reports that any Co-Borrower or any of its Subsidiaries files with the SEC on Form 10-K, 10-Q or 8-K (or any successor forms). Any such documents that are filed pursuant to and are accessible through the SEC’s EDGAR system will be deemed to have been provided in accordance with this clause (i) so long as the Purchaser has received notification of the same.

(j) [Reserved].

(k) Auditors’ Internal Control Comment Letters, Management Letters; etc. Promptly upon receipt thereof, a copy of each management letter of such accountants addressed to the Parent or any other Co-Borrower and each letter or memorandum commenting on internal accounting controls and/or accounting or financial reporting policies followed by the Co-Borrowers and/or any of their Subsidiaries that is submitted to such Co-Borrower or Subsidiary, as applicable, by its independent accountants in connection with any annual or interim audit made by them of the books of the Parent or any of its Subsidiaries.

(l) [Reserved].

(m) Other Notices. Promptly after the transmission or receipt thereof, as applicable, copies of all notices received or sent by any Co-Borrower to or from the holders of any Material Indebtedness (other than Indebtedness under this Agreement) or any trustee with respect thereto, excluding routine, non-material notices sent to or received from sureties in the ordinary course of business.

(n) Proposed Amendments, etc. to Certain Agreements. No later than five (5) Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to any Owner Subordinated Note Document, any other Material Indebtedness or any other agreement or instrument subject to the restrictions contained in Section 7.16 or Section 7.17.

(o) Notice Regarding Material Contracts. Promptly, and in any event within 10 Business Days after any Material Contract of any Co-Borrower is terminated or amended in a manner that could reasonably be expected to have a Material Adverse Effect. For the avoidance of doubt, no notice will be required in connection with the expiry of a Material Contract pursuant to its terms.

(p) Violation of Anti-Terrorism Laws. Promptly (i) if any Co-Borrower obtains knowledge that any Co-Borrower or any Person that owns, directly or indirectly, any Equity Interests of any Co-Borrower, or any other holder at any time of any direct or indirect equitable, legal or beneficial interest therein is the subject of any of the Anti-Terrorism Laws, such Co-Borrower will notify the Purchaser and (ii) upon the request of the Purchaser, such Co-Borrower will provide any information the Purchaser believes is reasonably necessary to be delivered to comply with the Act.

(q) Related Party Notes. Promptly after the transmission or receipt thereof, as applicable, (i) copies of all notices received or sent by Frank J. Foti to or from the holders of any Related Party Notes, and (ii) evidence of payment of the premiums for the life insurance policy issued pursuant to the Judgment (as defined in the Related Party Pledge Agreement) for the benefit of Schiffhauer (as defined in the Related Party Pledge Agreement). Immediately, notice of any non-payment of any amount due under any Related Party Note.

(r) Other Information. Promptly upon the reasonable request therefor (and in any events within 10 days of such request), such other information or documents (financial or otherwise) relating to any Co-Borrower or any of its Subsidiaries as the Purchaser may reasonably request from time to time.

Section 7.6 Books, Records and Inspections.

Each Co-Borrower will, and will cause each of its Subsidiaries to, (i) keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Co-Borrower or such Subsidiary, as the case may be, in accordance with GAAP; and (ii) permit officers and designated representatives of the Purchaser to visit and inspect any of the properties or assets of such Co-Borrower and/or its Subsidiaries in whomsoever’s possession (but only to the extent such Co-Borrower or such Subsidiary, as applicable, has the right to do so to the extent in the possession of another Person), to examine the books of account of such Co-Borrower or such Subsidiary, as applicable, and make copies thereof and take extracts therefrom, and to discuss the affairs, finances and accounts of such Co-Borrower and/or such Subsidiary, as applicable, with, and be advised as to the same by, its and their officers and independent accountants and independent actuaries, if any, all at such reasonable times and intervals and to such reasonable extent as the Purchaser may request; provided, that unless an Event of Default has occurred and is continuing, the Purchaser and their designated representatives shall be limited to one such inspection during each fiscal year.

Section 7.7 Investments and Guaranties.

No Co-Borrower will, nor will any Co-Borrower permit any of its Subsidiaries to, directly or indirectly, (i) make or commit to make any Investment or (ii) be or become obligated under any Guaranty Obligations, except:

(a) Investments by the Parent or any of its Subsidiaries in cash and Cash Equivalents;

(b) any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business;

(c) the Parent and its Subsidiaries may create, acquire and hold receivables and similar items owing to them in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(d) any Permitted Creditor Investment;

(e) loans and advances to employees for business-related travel expenses, moving expenses, costs of replacement homes, business machines or supplies, automobiles and other similar expenses, in each case incurred in the ordinary course of business, provided, the aggregate outstanding amount of all such loans and advances shall not exceed $550,000 at any time;

(f) to the extent not otherwise permitted by the other subparts of this Section 7.7, Investments existing as of the Closing Date and described on Schedule 7.7 hereto;

(g) any Guaranty Obligations of the Co-Borrowers or any of their respective Subsidiaries in favor of the Agents, each LC Issuer (as such terms are defined in the Senior Secured Credit Facility) and the Senior Secured Lenders and any other benefited creditors under any Designated Hedge Agreements pursuant to the Senior Debt Documents and the Purchaser pursuant to the Purchase Agreements;

(h) Investments of the Co-Borrowers and their respective Subsidiaries in Hedge Agreements permitted to be entered into pursuant to the Senior Secured Credit Facility;

(i) Investments (i) of the Co-Borrowers or any of their respective Subsidiaries in any Subsidiary existing as of the Closing Date, (ii) of the Co-Borrowers in any Domestic Co-Borrower made after the Closing Date, or (iii) of any Domestic Co-Borrower in any other Domestic Co-Borrower (other than the Co-Borrowers) made after the Closing Date;

(j) Investments of any Foreign Subsidiary in any other Subsidiary of a Co-Borrower;

(k) intercompany loans and advances permitted by Section 7.8(e);

(l) the Acquisitions permitted by Section 7.10(g);

(m) any Guaranty Obligation incurred by any Domestic Co-Borrower with respect to Indebtedness of another Domestic Co-Borrower that is permitted by Section 7.8 (including the Senior Secured Debt and the Subordinated Debt);

(n) other Investments by the Co-Borrowers or any Subsidiary of a Co-Borrower in any other Person (other than the Co-Borrowers or any of their respective Subsidiaries) made after the Closing Date and not permitted pursuant to the foregoing subparts, provided that (i) at the time of making any such Investment no Default or Event of Default shall have occurred and be continuing, or would result therefrom, and (ii) the maximum cumulative amount of all such Investments that are so made pursuant to this subpart and outstanding at any time shall not exceed an aggregate of $3,300,000, taking into account the repayment of any loans or advances comprising such Investments.

Section 7.8 Indebtedness.

No Co-Borrower will, nor will any Co-Borrower permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness of the Co-Borrowers or any of their respective Subsidiaries, except:

(a) Indebtedness incurred under the Senior Secured Credit Facility and the other Senior Secured Debt Documents;

(b) the Indebtedness set forth on Schedule 7.8 hereto, and any refinancing, extension, renewal or refunding of any such Indebtedness not involving an increase in the principal amount thereof;

(c) (i) Indebtedness consisting of Capitalized Lease Obligations of the Co-Borrowers and their Subsidiaries, (ii) Indebtedness secured by a Lien referred to in Section 7.9(c), and (iii) any refinancing, extension, renewal or refunding of any such Indebtedness not involving an increase in the principal amount thereof, provided, the aggregate outstanding principal amount (using Capitalized Lease Obligations in lieu of principal amount, in the case of any Capital Lease) of Indebtedness permitted by this subpart (c) shall not exceed $5,500,000 at any time;

(d) [Reserved];

(e) any intercompany loans (i) made by a Co-Borrower to any other Co-Borrower; or (ii) made by any Foreign Subsidiary of a Co-Borrower to any other Foreign Subsidiary of a Co-Borrower, provided such intercompany loans are in a form acceptable to the Purchaser or are subject to the Subordination Agreement (Intercompany Debt);

(f) Indebtedness of the Parent and its Subsidiaries under Hedge Agreements, provided, such Hedge Agreements have been entered into in the ordinary course of business and not for speculative purposes;

(g) Indebtedness constituting Guaranty Obligations permitted by Section 7.7;

(h) Indebtedness incurred under this Agreement and the other Purchase Documents;

(i) Indebtedness in respect of bid, performance or surety bonds issued for the account of a Co-Borrower or any Subsidiary in the ordinary course of business, including guarantees of obligations of such Person with respect to letters of credit supporting such bid, performance or surety obligations in the aggregate amount not to exceed $55,000,000 or $22,000,000 individually;

(j) Indebtedness assumed in connection with a Permitted Acquisition or issued by the Parent or any Subsidiary to the seller or sellers of an entity being acquired in connection with a Permitted Acquisition, provided, that (i) no Default or Event of Default shall then exist or immediately after incurring any of such Indebtedness will exist, (ii) the Parent and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 7.24 both immediately before and after giving pro forma effect to the incurrence of such Indebtedness, and (iii) the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed $5,500,000;

(k) Indebtedness arising from (i) honoring by a bank or other financial institution of a check or draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided, that such Indebtedness is extinguished within five (5) Business Days of incurrence and (ii) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(l) Indebtedness evidenced by the Owner Subordinated Note Documents in an initial aggregate principal amount not to exceed $2,000,000 and such Subordinated Debt is subject to the Owner Subordination Agreement at all times; and

(m) additional unsecured Indebtedness of the Co-Borrowers or any of their respective Subsidiaries to the extent not permitted by any of the foregoing clauses, provided that the aggregate outstanding principal amount of all such Indebtedness does not exceed $8,250,000 at any time.

Section 7.9 Liens.

No Co-Borrower will, nor will any Co-Borrower permit its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind of such Co-Borrower or such Subsidiary whether now owned or hereafter acquired, except that the foregoing shall not apply to:

(a) any Standard Permitted Lien;

(b) Liens in existence on the Closing Date that are listed in Schedule 7.9 hereto and extensions or renewals of such Liens, so long as such Liens being extended or renewed do not extend to any other property or assets other than replacements and the aggregate principal amount of Indebtedness secured by such Liens is not increased;

(c) Liens (i) that are placed upon fixed or capital assets acquired, constructed or improved by the Co-Borrowers or any of their respective Subsidiaries, provided that (A) such Liens only secure Indebtedness permitted by Section 7.8(c), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets; and (D) such Liens shall not apply to any other property or assets of the Co-Borrowers or any of their respective Subsidiaries; or (ii) arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any such Liens, provided that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional assets other than replacements;

(d) any Lien granted to the Administrative Agent under the Senior Secured Debt Documents securing any of the Senior Secured Debt or any other Indebtedness of the Co-Borrowers under the Senior Secured Debt Documents or any Indebtedness under any Designated Hedge Agreement;

(e) Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with any Co-Borrower to the extent permitted under the Senior Secured Credit Facility (and not created in anticipation or contemplation thereof); provided, that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than such existing Lien; or

(f) in addition to any Lien pursuant to any of the foregoing subparts, Liens with respect to obligations that do not in the aggregate exceed $1,100,000 at any one time.

Section 7.10 Consolidations, Merger, Acquisitions, Asset Sales, Etc.

No Co-Borrower will, nor will any Co-Borrower permit any of its Subsidiaries to, (i) wind up, liquidate or dissolve its affairs, (ii) enter into any transaction of merger or consolidation, (iii) make or otherwise effect any Acquisition, (iv) sell or otherwise dispose of any of its property or assets outside the ordinary course of business, or otherwise make or otherwise effect any Asset Sale, or (v) agree to do any of the foregoing at any future time, except that, if no Default or Event of Default shall have occurred and be continuing or would result therefrom, each of the following shall be permitted:

(a) the Transactions contemplated by the Transaction Documents;

(b) the merger, consolidation or amalgamation of (i) a Co-Borrower (other than the Parent) into another Co-Borrower; (ii) any Subsidiary of a Co-Borrower with or into a Co-Borrower, provided such Co-Borrower is the surviving or continuing or resulting corporation; (iii) any Subsidiary of a Co-Borrower with or into any Subsidiary Guarantor, provided that the surviving or continuing or resulting corporation is a Subsidiary Guarantor; or (iv) any Foreign Subsidiary of a Co-Borrower with or into any other Foreign Subsidiary of a Co-Borrower;

(c) any Asset Sale by (i) a Co-Borrower to any other Domestic Co-Borrower, (ii) any Subsidiary of a Co-Borrower to any Domestic Co-Borrower; or (iii) any Foreign Subsidiary of a Co-Borrower to any other Foreign Subsidiary of a Co-Borrower;

(d) any transaction permitted pursuant to Section 7.7;

(e) any Asset Sale to the extent that such property is exchanged substantially contemporaneously for credit against the purchase price of similar replacement property;

(f) in addition to any Asset Sale permitted above, the Parent or any of its Subsidiaries may consummate any Asset Sale, provided that (i) the consideration for each such Asset Sale represents fair value and at least 90% of such consideration consists of cash; (ii) in the case of any Asset Sale involving consideration in excess of $1,000,000, at least five Business Days prior to the date of completion of such Asset Sale, the Co-Borrowers shall have delivered to the Purchaser an officer’s certificate executed by a Responsible Officer, which certificate shall contain (A) a description of the proposed transaction, the date such transaction is scheduled to be consummated, the estimated sale price or other consideration for such transaction, and (B) a certification that no Default or Event of Default has occurred and is continuing, or would result from consummation of such transaction; and (iii) the aggregate amount of all such Asset Sales made pursuant to this subpart during any fiscal year of the Co-Borrowers shall not exceed $5,500,000 in any fiscal year and $22,000,000 in the aggregate for all such Asset Sales over the life of this Agreement; and

(g) the Parent or any Subsidiary may make any Acquisition that is a Permitted Acquisition, provided, that all of the conditions contained in the definition of the term Permitted Acquisition are satisfied.

Section 7.11 Anti-Terrorism Laws.

No Co-Borrower nor any of their respective Subsidiaries shall be subject to or in violation of any law, regulation, or list of any government agency (including the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits Purchaser from making any advance or extension of credit to the Co-Borrowers or from otherwise conducting business with the Co-Borrowers,

Section 7.12 Dividends and Certain Other Restricted Payments.

No Co-Borrower will, nor will any Co-Borrower permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) the Co-Borrowers or any of their respective Subsidiaries may declare and pay or make Capital Distributions that are payable solely in additional shares of its common stock (or warrants, options or other rights to acquire additional shares of its common stock);

(b) (i) a Co-Borrower may declare and pay or make Capital Distributions to another Co-Borrower, (ii) any Subsidiary of a Co-Borrower may declare and pay or make Capital Distributions to a Co-Borrower or any Subsidiary Guarantor, and (iii) any Foreign Subsidiary of a Co-Borrower may declare and pay or make Capital Distributions to any other Foreign Subsidiary, a Co-Borrower or any Subsidiary Guarantor; and

(c) so long as the Parent continues to qualify for tax treatment as if it were a partnership for U.S. federal income tax purposes, cash distributions to the members of the Parent in respect of any fiscal year to cover such member’s U.S. federal, state and local income tax liability arising as a direct result of the Parent’s reported income for tax purposes for such fiscal year in accordance with Article III of the Third Restated Operating Agreement of the Parent (as in effect on the Closing Date) and consistent with past practice;

(d) the Co-Borrowers may make Permitted Subordinated Debt Payments (as defined in each of the Senior Subordination Agreement and the Owner Subordination Agreement), in each case subject to the terms and conditions of the Senior Subordination Agreements and the Owner Subordination Agreement;

(e) the Parent shall make cash distributions to the members of Parent existing as of the Closing Date on a pro rata basis based on the ownership percentages of the Parent set forth on Schedule 5.4 hereto in an amount such that the amount Frank J. Foti receives is equal to the interest and principal payments required to be paid by Frank J. Foti under the Related Party Notes and the annual premium of the life insurance policy issued pursuant to the Judgment (as defined in the Related Party Pledge Agreement) for the benefit of Schiffhauer (as defined in the Related Party Pledge Agreement); provided, however, that such payments shall be consistent with past practice and shall be paid not more than 30 days prior to the date such interest or principal payment or such annual premium is due and owing;

(f) the Parent may make (i) payments required to be made to participants in the Parent’s UAR Plan and (ii) Member Guaranteed Payments to members of the Parent; and

(g) in addition to the Restricted Payments otherwise permitted pursuant to this Section 7.12, the Parent may make Capital Distributions to members of the Parent, provided, that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) the Parent and its Subsidiaries will be in compliance with the financial covenants set forth in Section 7.24 after giving pro forma effect to each such Capital Distribution, (iii) the Parent and its Subsidiaries will have a Total Leverage Ratio of less than 2.0 to 1.0 for the next eight (8) Testing Periods after giving pro forma effect to each such Capital Distribution, (iv) immediately after giving effect to any such Capital Distribution, the Co-Borrowers’ unrestricted cash, together with Revolving Availability (as defined in the Senior Secured Credit Facility), shall be no less than $15,000,000 and (v) the total amount of Capital Distributions made pursuant to this Section 7.12(g) shall not exceed the annual amounts for any fiscal year set forth in the table below based on Total Leverage Ratio of the Co-Borrowers and their Subsidiaries after giving pro forma effect to such Capital Distributions:

Total Leverage Ratio	Aggregate Annual Amount of Capital Distributions
> 2.0 to 1.0	$0
< 2.0 to 1.0 and >1.0 to 1.0	$5,500,000
< 1.0 to 1.0	$11,000,000

Section 7.13 Modifications to Senior Secured Debt Documents.

(a) Notwithstanding anything to the contrary contained in the Senior Subordination Agreement, no Co-Borrower will, nor will any Co-Borrower permit any of its Subsidiaries to, without the prior written consent of the Purchaser, agree to any amendment, modification or supplement to the Senior Secured Debt Documents, the effect of which is to:

(i) increase the principal amount of the Senior Creditor Obligations (as defined in the Senior Subordination Agreement, the “Senior Creditor Obligations”) under the Senior Secured Debt Documents set forth in subpart (a) of the definition of Senior Creditor Obligations to an amount in excess of the Maximum Senior Credit Agreement Amount (as defined in the Senior Subordination Agreement and, for the avoidance of doubt, calculated after giving effect to the last sentence of such definition); or

(ii) increase the cash portion of the applicable margin in respect of interest rates with respect to the obligations under the Senior Secured Credit Facility by more than 200 basis points or increase in the payment-in-kind portion of the applicable margin in respect of interest rates with respect to the obligations under the Senior Secured Credit Facility by more than 200 basis points, except in connection with the imposition of a default rate of interest in accordance with the terms of the Senior Secured Credit Facility.

(b) No Co-Borrower will, nor will any Co-Borrower permit any of its Subsidiaries, without the prior written consent of the Purchaser, to enter into any financing documentation which replaces the Senior Secured Credit Facility or the other Senior Secured Debt Documents and pursuant to which the Senior Secured Debt under the Senior Secured Debt Documents are refinanced, as such financing documentation may be amended, supplemented or otherwise modified from time to time in compliance with the Senior Subordination Agreement and this Section 7.13, but specifically excluding any such financing documentation if it contains, either initially or by amendment or other modification, any material terms, conditions, covenants or defaults other than those which (i) then exist in the Senior Secured Debt Documents and (ii) could be included in the Senior Secured Debt Documents by an amendment or other modification that would not be prohibited by the terms of the Senior Subordination Agreement or this Section 7.13, provided, further, in all events any such refinancing documentation shall include the terms set forth in Section 7.21 of this Agreement.

Section 7.14 Compliance with Laws.

(a) Each Co-Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, other than those the noncompliance with which would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect.

(b) Without limitation of the covenants contained in clause (a) above:

(i) Each Co-Borrower will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws applicable to the operation of its business and the ownership, lease or use of all Real Property now or hereafter owned, leased or operated by such Co-Borrower or any of its Subsidiaries, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, except to the extent that such compliance with Environmental Laws is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP, and the reasonably likely outcome in such proceedings could not reasonably be expected to result in Material Environmental Liabilities and Costs.

(ii) Each Co-Borrower will keep or cause to be kept, and will cause each of its Subsidiaries to keep or cause to be kept, all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws other than Permitted Liens.

(iii) No Co-Borrower nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Co-Borrowers or any of their Subsidiaries or transport or permit the transportation of Hazardous Materials to or from any such Real Property other than in compliance with applicable Environmental Laws and in the ordinary course of business, except to the extent that any noncompliance with Environmental Laws is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP, and the reasonably likely outcome in such proceedings could not reasonably be expected to result in Material Environmental Liabilities and Costs.

(iv) If required to do so under any applicable order of any Governmental Authority, each Co-Borrower will undertake, and cause each of its Subsidiaries to undertake any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned, leased or operated by the Co-Borrowers or any of its Subsidiaries in accordance with, in all material respects, the requirements of all applicable Environmental Laws and in accordance with, in all material respects, such orders of all Governmental Authorities, except to the extent that such Co-Borrower or such Subsidiary is contesting such order in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP.

(v) Without limiting the foregoing, if an Event of Default is continuing or if the Purchaser at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Co-Borrower or any Subsidiary of any Co-Borrower or that there exist any Environmental Liabilities and Costs, then each Co-Borrower shall, promptly upon receipt of request from the Purchaser, cause the performance of, and allow the Purchaser and its Related Parties access to such Real Property for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as the Purchaser may from time to time reasonably request. Such audits, assessments and reports, to the extent not conducted by the Purchaser or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to the Purchaser and shall be in form and substance reasonably acceptable to the Purchaser.

Section 7.15 Contracts With Affiliates.

No Co-Borrower will, nor will any Co-Borrower permit any of its Subsidiaries to, enter into any transaction or series of transactions with any Affiliate (other than, in the case of a Co-Borrower, a Subsidiary of such Co-Borrower or any other Co-Borrower, and in the case of a Subsidiary, a Co-Borrower or a Subsidiary of another Co-Borrower) other than in the ordinary course of business of and pursuant to the reasonable requirements of such Co-Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to such Co-Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate, except (i) agreements and transactions with and payments to officers, directors (including fees for service as a director) and shareholders that are entered into in the ordinary course of business, not prohibited by any of the other provisions of this Agreement and consistent with the practices of the Co-Borrowers in existence on the Closing Date and (ii) the payment of the Guaranty Fee to Frank J. Foti.

Section 7.16 Modification of Certain Agreements; Fiscal Year; Etc.

(a) Without the prior written consent of the Purchaser, no Co-Borrower will amend, modify, supplement, waive or otherwise change, or consent or agree to any amendment, modification, supplement, waiver or other change to, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in:

(i) any Senior Secured Debt Document unless such amendment, modification, supplement, waiver or other change is permitted by the terms and conditions of the Senior Subordination Agreement and Section 7.13;

(ii) any Owner Subordinated Note Document unless such amendment, modification, supplement, waiver or other change is permitted by the terms and conditions of the Owner Subordination Agreement;

(iii) any agreement in respect of other Material Indebtedness not addressed in clauses (i) or (ii) above in any manner adverse to the interests of the Purchaser;

(iv) any of the terms of any preferred Equity Interests of the Co-Borrowers (other than any such amendment, modification, supplement, waiver or other change for which no fee is payable to the holders of such preferred stock and that (A) extends the scheduled redemption date or reduces the amount of any scheduled redemption payment or (B) reduces the rate or extends any date for payment of dividends thereon);

(v) any Co-Borrower’s Organization Documents, if such amendment, modification, supplement, waiver or other change is adverse to the interest of the Purchaser; or

(vi) any Related Party Note or the Related Party Pledge Agreement.

(b) No Co-Borrower shall, nor shall it permit any of its Subsidiaries to:

(i) Change its fiscal year end from December 31, other than the conversion of Target and its Subsidiaries to a fiscal year end of December 31; or

(ii) Without providing ten days prior written notice to the Purchaser, change its name, state of formation or form of organization.

Section 7.17 Amendments to Target Merger Documentation.

Without the prior written consent of the Purchaser, no Co-Borrower will amend, supplement, waive or otherwise modify, or consent or agree to any amendment, supplement, waiver or other modification to, or enter into any forbearance from exercising any rights with respect to, the terms or provisions contained in any Target Merger Documentation in any manner adverse to the Purchaser.

Section 7.18 Formation of Subsidiaries.

Within 10 Business Days after the formation or acquisition of any Subsidiary, each Co-Borrower will, and will cause such Subsidiary to, comply with the requirements of Section 7.25 hereof.

Section 7.19 Change in the Nature of Business.

No Co-Borrower nor any of its Subsidiaries will engage in any business other than the businesses engaged in by the Co-Borrowers and its Subsidiaries on the Closing Date and any other business reasonably related thereto.

Section 7.20 Accounting Changes.

Each Co-Borrower will not, and will not permit any of its Subsidiaries to, make or permit any material change in its accounting policies or financial reporting practices and procedures, except changes in accounting policies which are required or permitted by GAAP and changes in financial reporting practices and procedures which are required or permitted by GAAP, in each case as to which the Co-Borrowers shall have delivered to the Purchaser prior to the effectiveness of any such material change a report prepared by a Responsible Officer of the Parent describing such material change and explaining in reasonable detail the basis therefor and effect thereof.

Section 7.21 Hedge Agreements.

No Co-Borrower will, nor will any Co-Borrower permit any of its Subsidiaries to, directly or indirectly, incur obligations, liabilities and Indebtedness owing under any and all Hedge Agreements or any document, instrument or agreement evidencing obligations arising under any Hedge Agreement (collectively, the “Hedging Documents”) related to a maximum aggregate notional amount under all then outstanding Hedging Documents equal to or in excess of 55% of the initial aggregate principal amount of all Term Loans (including all Incremental Term Loans) made under the Senior Secured Credit Facility. For the purposes of this Section 7.21, “Term Loans” and “Incremental Term Loans” shall have the meanings set forth in the Senior Secured Credit Facility.

Section 7.22 Burdensome Agreements.

No Co-Borrower will, nor will any Co-Borrower permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist or become effective, any “negative pledge” covenant or other agreement, restriction or arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Co-Borrower or any of its respective Subsidiaries to create, incur or suffer to exist any Lien upon any of its property or assets as security for Indebtedness, or (b) the ability of any such Co-Borrower or any such Subsidiary to make Capital Distributions or any other interest or participation in its profits owned by any Co-Borrower or any Subsidiary, or pay any Indebtedness owed to any Co-Borrower or any Subsidiary, or to make loans or advances to any Co-Borrower or any Subsidiary, or transfer any of its property or assets to any Co-Borrower or any Subsidiary, except for such restrictions existing under or by reason of (i) applicable law, (ii) the Senior Secured Credit Facility and the other Senior Debt Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (iv) customary provisions restricting assignment of any licensing agreement entered into in the ordinary course of business, (v) customary provisions restricting the transfer or further encumbering of assets subject to Liens permitted under Section 7.9(c), (vi) customary restrictions affecting only a Subsidiary of a Co-Borrower under any agreement or instrument governing any of the Indebtedness of a Co-Borrower permitted pursuant to Section 7.8, (vii) restrictions affecting any Foreign Subsidiary of a Co-Borrower under any agreement or instrument governing any Indebtedness of such Foreign Subsidiary permitted pursuant to Section 7.8, and customary restrictions contained in “comfort” letters and guarantees of any such Indebtedness, (viii) any document relating to Indebtedness secured by a Lien permitted by Section 7.9, insofar as the provisions thereof limit grants of junior liens on the assets securing such Indebtedness, (ix) any Operating Lease or Capital Lease, insofar as the provisions thereof limit grants of a security interest in, or other assignments of, the related leasehold interest to any other Person, (x) this Agreement and the other Purchase Documents, and (xi) the Owner Subordinated Note Documents.

Section 7.23 Press Release.

No party hereto will, or will permit any of its Subsidiaries to, issue or disseminate to the public (by advertisement, including any “tombstone” advertisement, press release or otherwise), submit for publication or otherwise cause or seek to publish any information naming the Purchaser or describing the Transactions under this Agreement and the other Purchase Documents without the prior written consent of the other parties; provided that, nothing in the foregoing shall be construed to prohibit any Co-Borrower from making any submission or filing which it is required to make by applicable law or pursuant to judicial process; provided further, that (a) such filing or submission shall contain only such information as is necessary to comply with applicable law or judicial process and (b) unless specifically prohibited by applicable law or court order, the Co-Borrowers shall promptly notify the Purchase of the requirement to make such submission or filing and provide the Purchase with a copy thereof.

Section 7.24 Financial Covenants.

(a) Total Leverage Ratio. The Co-Borrowers will not permit the Total Leverage Ratio of the Co-Borrowers and their Subsidiaries to be greater than the maximum ratio specified below during the period opposite such maximum ratio:

Testing Period Ended	Maximum Ratio
March 31, 2011	4.40 to 1.00
June 30, 2011 through and including September 30, 2011	4.24 to 1.00

December 31, 2011 through and including September 30, 2012	4.13 to 1.00
December 31, 2012 through and including September 30, 2013	3.58 to 1.00
December 31, 2013 through and including September 30, 2014	3.03 to 1.00
December 31, 2014 through and including September 30, 2015	2.75 to 1.00
December 31, 2015 and thereafter	2.48 to 1.00

(b) Fixed Charge Coverage Ratio. The Co-Borrowers will not permit at any time the Fixed Charge Coverage Ratio of the Co-Borrowers and their Subsidiaries to be less than the minimum ratio specified below during the period opposite such minimum amount:

$10,000,000
Testing Period Ended	Minimum Ratio
June 30, 2011 through and including September 30, 2015	1.05 to 1.00
December 31, 2015 and thereafter	1.09 to 1.00

(c) Limitation on Capital Expenditures. The Co-Borrowers will not permit the aggregate amount of Capital Expenditures for the Co-Borrowers and their Subsidiaries made in any fiscal year set forth below to exceed the amount set forth opposite such fiscal year:

Fiscal Year	Capital Expenditure Amount
2011	$10,000,000
2012	$11,000,000
2013 and each Fiscal Year thereafter	$12,100,000

provided, however, that (i) if the aggregate amount of Capital Expenditures made in any fiscal year shall be less than the maximum amount of Capital Expenditures permitted under this Section 7.24(c) for such fiscal year (before giving effect to any carryover), then the amount of such shortfall may, so long as no Default or Event of Default has occurred and is then continuing, be added to the amount of Capital Expenditures permitted under this Section 7.24(c) for the immediately succeeding (but not any other) fiscal year, and (ii) in determining whether any amount is available for carryover, the amount expended in any fiscal year shall first be deemed to be from the amount allocated to such fiscal year (before giving effect to any carryover).

Section 7.25 Additional Guarantors.

In the event that at any time after the Closing Date, any Co-Borrower acquires or creates any Domestic Subsidiary, such Co-Borrower will promptly, but in any event within 10 Business Days, cause such Subsidiary (a) to deliver to the Purchaser, (i) an Additional Guarantor Supplement in the form attached hereto as Exhibit C or such other documents as the Purchaser shall deem appropriate for such purpose, duly executed by such Subsidiary, pursuant to which such Subsidiary joins in the Guaranty as a guarantor thereunder, (ii) resolutions of the Board of

Directors or equivalent governing body of such Subsidiary, certified by the Secretary or an Assistant Secretary of such Subsidiary, as duly adopted and in full force and effect, authorizing the execution and delivery of such Purchase Documents to which such Subsidiary is or will be a party, together with such other corporate documentation and an opinion of counsel as the Purchaser shall reasonably request, in each case, in form and substance satisfactory to the Purchaser and (iii) to the extent applicable, all such documents, instruments, agreements, and Organization Documents, (b) become a party to (I) the Senior Subordination Agreement and acknowledge and agree to the subordination of the Obligations to the Senior Secured Debt and (II) the Owner Subordination Agreement and acknowledge and agree to the subordination of the obligations under the Owner Subordinated Documents to the Obligations and (c) to notify the Purchaser, in writing, of such Subsidiary’s (I) jurisdiction of formation, (II) number of shares of each class of Equity Interests outstanding, (III) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Co-Borrower or any Subsidiary and (IV) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto.

Section 7.26 Use of Proceeds.

The Co-Borrowers will use proceeds from the sale of the SEAM Senior Subordinated Notes solely for the purposes specified in the recitals to this Agreement or in connection with a Permitted Acquisition and funds for other general corporate purposes, in each case, not inconsistent with the terms of this Agreement.

Section 7.27 Most Favored Covenant Status.

If any Co-Borrower at any time after the Closing Date enters into or modifies any Material Indebtedness Agreement (other than any Senior Secured Debt Document) such that such Material Indebtedness Agreement includes affirmative or negative covenants (or any events of default or other type of restriction that would have the practical effect of any affirmative or negative business or financial covenant, including any “put” or mandatory prepayment of such Indebtedness upon the occurrence of a “change of control”) that are applicable to any Co-Borrower, other than those set forth herein or in any of the other Purchase Documents, the Co-Borrowers shall promptly so notify the Purchaser and, if the Purchaser shall so request by written notice to the Co-Borrower Representative (at the direction of the Purchaser and after a determination has been made by the Purchaser that such Material Indebtedness Agreement contains any such provisions that either individually or in the aggregate are more favorable to the holders of such Indebtedness than any of the provisions set forth herein), the Co-Borrowers and the Purchaser shall promptly amend this Agreement to incorporate some or all of such provisions, in the discretion of the Purchaser, into this Agreement and, to the extent necessary and reasonably desirable to the Purchaser, into any of the other Purchase Documents, all at the election of the Purchaser and subject to the Senior Subordination Agreement.

Section 7.28 Mezzanine Debt.

The Obligations shall, and the Co-Borrowers shall take all necessary action to ensure that the Obligations shall, at all times rank at least pari passu in right of payment (to the fullest extent permitted by law) with all other Indebtedness of the Co-Borrowers, other than the Senior Secured Debt.

Section 7.29 Subordination.

Each Co-Borrower shall cause all Indebtedness and other obligations now or hereafter owed by it to any of its Affiliates (other than, in the case of management of the Co-Borrowers, (w) payroll obligations, (x) the Member Guaranteed Payment, (y) the Guaranty Fee, and (z) other obligations not in excess of $250,000) to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to the Purchaser in accordance with the Subordination Agreement (Intercompany Debt) or another subordination agreement in form and substance reasonably satisfactory to the Purchaser.

Section 7.30 Purchaser Meetings.

The Co-Borrowers will, upon the request of the Purchaser, participate in a meeting of the Purchaser once during each fiscal year to be held at the Parent’s corporate offices (or at such other location as may be agreed to by the Co-Borrowers and the Purchaser) at such time as may be agreed to by the Co-Borrowers and the Purchaser.

Section 7.31 Plan Termination, Minimum Funding, Etc.

No Co-Borrower will, nor will any Co-Borrower permit any of its Subsidiaries to, and will not permit any ERISA Affiliate to, (i) terminate any Plan or Plans so as to result in liability of the Co-Borrowers, their Subsidiaries or any ERISA Affiliate to the PBGC in excess of, in the aggregate, the amount that is equal to 5% of the Parent’s Consolidated Net Worth as of the date of the then most recent financial statements furnished to the Purchaser pursuant to the provisions of this Agreement, (ii) permit to exist one or more events or conditions that present a material risk of the termination by the PBGC of any Plan or Plans with respect to which the Co-Borrowers, their Subsidiaries or ERISA Affiliate would, in the event of such termination, incur liability to the PBGC in excess of such amount in the aggregate, (iii) permit the imposition of a Lien pursuant to Section 303(k) of ERISA with respect to any Plan, or (iv) incur any obligation to contribute to, or become a contributing sponsor (as such term is defined in Section 4001 of ERISA) in, any Multi-Employer Plan or Multiple Employer Plan other than those identified in Schedule 7.31.

Section 7.32 Issuance of Disqualified Equity Interests.

No Co-Borrower shall, nor shall it permit any of its Subsidiaries to, issue or sell any Disqualified Equity Interests (as defined in the Senior Secured Credit Facility).

Section 7.33 Sale and Lease-Back Transaction.

Except as approved in writing by the Purchaser, no Co-Borrower shall enter into any Sale and Lease-Back Transaction.

ARTICLE 8

EVENTS OF DEFAULT

Section 8.1 Events of Default.

An Event of Default means the occurrence of one or more of the following described events:

(a) the Co-Borrowers shall default in the payment of (i) interest on the SEAM Senior Subordinated Notes within three (3) Business Days after its due date or (ii) principal of the SEAM Senior Subordinated Notes when due, whether at maturity, upon notice of prepayment in accordance with Sections 3.3 or 3.4, upon any scheduled payment date or by acceleration or otherwise (including mandatory prepayment pursuant to Section 3.5);

(b) the maturity of the Senior Secured Debt or the Owner Subordinated Notes shall have been accelerated (and such acceleration has not been rescinded);

(c) any representation or warranty herein (including, without limitation, the schedules hereto) made by any Co-Borrower or any of its Subsidiaries, any certificate or financial statement furnished pursuant to the provisions hereof, or any other Purchase Document shall prove to have been untrue in any material respect as of the time made or furnished or deemed made or furnished;

(d) default in the observance or performance of any covenant set forth in Sections 7.4, 7.5, 7.7 through 7.12, 7.13, 7.15, 7.17, 7.19, 7.20 through 7.22, 7.24 or 7.25 through 7.33 hereof;

(e) the Co-Borrower shall default in the performance of any other covenant, condition or provision of this Agreement, the SEAM Senior Subordinated Notes or any other Purchase Document, and such default shall not be remedied within thirty (30) days following the earlier of (i) written notice from the Purchaser of such default or (ii) actual knowledge by a Responsible Officer of a Co-Borrower of such default;

(f) Any Insolvency Event shall occur with respect to (i) any Co-Borrower, (ii) any Guarantor or (iii) any of its other Subsidiaries having assets in excess of $5,000,000;

(g) [reserved];

(h) Any ERISA Event shall have occurred and either (i) such event or events could reasonably be expected to have a Material Adverse Effect or (ii) there shall result from any such event or events the imposition of a Lien pursuant to Section 303(k) or 4068 of ERISA;

(i) There is (i) one or more judgments, orders or decrees (or any settlement of any claim that, if breached, could result in a judgment order or decree) shall be entered against any Co-Borrower and/or any of its Subsidiaries involving a liability (other than a liability covered by insurance, as to which the carrier has adequate claims paying ability and has not effectively reserved its rights) of $10,000,000 or more in the aggregate for all such judgments, orders, decrees and settlements for the Co-Borrowers and their Subsidiaries, and any such judgments or orders or decrees or settlements shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days (or such longer period, not in excess of 60 days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; or (ii) one or more judgments, orders, decrees or settlements shall be entered against any Co-Borrower and/or any of its Subsidiaries involving a required divestiture of any material properties, assets or business reasonably estimated to have a fair value in excess of $10,000,000, and any such judgments, orders or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days (or such longer period, not in excess of 60 days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof;

(j) any material provision of any Purchase Document shall at any time after the Closing Date for any reason, other than as expressly permitted hereunder or under such Purchase Document or satisfaction in full of the Obligations, ceases to be in full force and effect; or any Co-Borrower or any other Person contests in any manner the validity or enforceability of any provision of any Purchase Document; or any Co-Borrower denies that it has any or further liability or obligation under any Purchase Document or purports to revoke, terminate or rescind any Purchase Document;

(k) any cessation of a substantial part of the business of any Co-Borrower for a period that could reasonably be expected to have a Material Adverse Effect;

(l) any Environmental Liabilities and Costs of the Parent and its Subsidiaries (other than (i) Environmental Liabilities and Costs covered by insurance, as to which the carrier has adequate claims paying ability and has not effectively disclaimed coverage and (ii) those Environmental Liabilities and Costs addressed in Table 1-3 (Project Hancock Summary Memorandum by ERM, dated November 12, 2010) and Table 2a-2c (Project Vigor Summary Memorandum by ERM, dated November 30, 2010) of the Environmental Assessment Reports but only to the extent that actual 5-year costs do not exceed the Most Likely Case (as defined in the Environmental Assessment Reports) estimates in said tables), the payment of which is reasonably probable and which could reasonably be expected to result in Environmental Liabilities and Costs in excess of $10,000,000 (after taking into consideration available claims or rights of recovery that the Parent and its Subsidiaries may have against any third-party, to the extent reasonably expected to be realized);

(m) any Co-Borrower or any of its Subsidiaries shall (i) default in any payment with respect to any Material Indebtedness (other than the Senior Secured Debt), and such default shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness; or (ii) default in the observance or performance of any agreement or condition relating to any Material Indebtedness (other than the Senior Secured Debt) or contained in any instrument or agreement evidencing, securing or relating thereto (and all grace periods applicable to such observance, performance or condition shall have expired), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Material Indebtedness to become due prior to its stated maturity; or any such Material Indebtedness of any Co-Borrower or any of its Subsidiaries shall be declared to be due and payable, or shall be required to be prepaid (other than by a regularly scheduled required prepayment or redemption, prior to the stated maturity thereof); or

(n) a Change of Control shall have occurred.

Section 8.2 Consequences of Event of Default.

(a) Bankruptcy. If an Event of Default specified in paragraphs (g) or (h) of Section 8.1 hereof shall occur, the unpaid balance of the SEAM Senior Subordinated Notes and interest accrued thereon and all other liabilities of the Co-Borrowers to the holders thereof hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or (except as expressly required hereby) notice of any kind, all of which are hereby expressly waived.

(b) Other Defaults. If any other Event of Default shall occur and be continuing, the Purchaser may at its option, by written notice to the Co-Borrower Representative, declare the entire unpaid balance of the SEAM Senior Subordinated Notes, and interest accrued thereon and all other liabilities of the Co-Borrowers hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become immediately due and payable, without presentment, demand, protest or (except as expressly required hereby) notice of any kind, all of which are hereby expressly waived; provided, that if a default specified in clause (ii) of paragraph (a) of Section 8.1 hereof shall occur with respect to any SEAM Senior Subordinated Note, then only the holder of such SEAM Senior Subordinated Note may declare the entire unpaid balance of such SEAM Senior Subordinated Note (but only such SEAM Senior Subordinated Note) and other amounts due hereunder and thereunder with regard to such SEAM Senior Subordinated Note to become immediately due and payable.

(c) Post-Default Interest. Following the occurrence and during the continuance of any Event of Default, the holders of the SEAM Senior Subordinated Notes shall be entitled to receive, to the extent permitted by applicable Law, interest on the outstanding principal of, and premium and overdue interest, if any, on, the SEAM Senior Subordinated Notes at a rate per annum equal to the interest rate thereon (determined as provided in Section 3.1) plus two percent (2.0%), as set forth in Section 3.1(d).

(d) Premium. In the event of any acceleration of SEAM Senior Subordinated Notes pursuant to Section 8.2(a) or 8.2(b) hereof, the Co-Borrowers shall also pay to the Purchaser the prepayment premium, if any, that would otherwise be payable upon any voluntary prepayment of such SEAM Senior Subordinated Notes pursuant to Section 3.3.

(e) Senior Subordination Agreement. Notwithstanding any agreement between Senior Creditor Agent (as defined in the Senior Subordination Agreement) and the Purchaser contained in the Senior Subordination Agreement, upon the occurrence and during the continuance of an Event of Default due to a breach of Section 7.13(a) of this Agreement, each Co-Borrower agrees that, subject to the terms of the Senior Subordination Agreement, the Purchaser shall be entitled to exercise its rights and remedies available to it under this Section 8.2 as a consequence of such Event of Default.

ARTICLE 9

GUARANTY

Section 9.1 The Guarantees.

To induce the Purchaser to purchase the SEAM Senior Subordinated Notes for other good and valuable consideration, receipt of which is hereby acknowledged, each Co-Borrower and each of its Subsidiaries that is a signatory hereto, and each other Person executing an Additional Guarantor Supplement in the form attached hereto as Exhibit C or such other form acceptable to the Purchaser (each, a “Guarantor” and collectively the “Guarantors”) hereby unconditionally and irrevocably guarantees jointly and severally to the Purchaser, the due and punctual payment of all present and future Obligations including, but not limited to, the due and punctual payment of principal of and interest on the SEAM Senior Subordinated Notes and the due and punctual payment of all other Obligations now or hereafter owed by the Co-Borrowers under the Purchase Documents, in each case, as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against a Co-Borrower or such other obligor in a case under the United States Bankruptcy Code (the “Bankruptcy Code”) or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against the Co-Borrowers or any such obligor in any such proceeding). In case of failure by the Co-Borrowers or other obligor punctually to pay any Obligations guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Co-Borrowers or such obligor.

Section 9.2 Guarantee Unconditional.

The obligations of each Guarantor under this Section 9 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of the Co-Borrowers or other obligor or of any other guarantor under this Agreement or any other Purchase Document or by operation of law or otherwise (except to the extent any such extension, renewal, settlement, compromise, waiver or release expressly provides for the release or discharge of, or otherwise affects, such Guarantor or the Obligations);

(b) any modification or amendment of or supplement to this Agreement or any other Purchase Document (except to the extent such modification, amendment or supplement expressly provides for the release or discharge of, or otherwise affects, such Guarantor or the Obligations);

(c) any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, any Co-Borrower or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Co-Borrowers or any Guarantor contained in any Purchase Document;

(d) the existence of any claim, set off, or other rights which any Co-Borrower or any Guarantor may have at any time against the Purchaser or any other Person, whether or not arising in connection herewith;

(e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against a Co-Borrower or other obligor, any other guarantor, or any other Person or Property;

(f) any application of any sums by whomsoever paid or howsoever realized to any obligation of the Co-Borrowers or other obligor, regardless of what obligations of the Co-Borrowers or other obligor remain unpaid;

(g) any invalidity or unenforceability relating to or against any Co-Borrower or any Guarantor for any reason of this Agreement or of any other Purchase Document or any provision of applicable Law purporting to prohibit the payment by any Co-Borrower or any Guarantor of the principal of or interest on any SEAM Senior Subordinated Note or any other amount payable under the Purchase Documents; or

(h) any other act or omission to act or delay of any kind by the Purchaser or any other Person or any other circumstance whatsoever (other than the defense of payment) that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 9.

Section 9.3 Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances.

Each Guarantor’s obligations under this Article 9 shall remain in full force and effect until the principal of and interest on the SEAM Senior Subordinated Notes and all other amounts payable by the Co-Borrowers and the Guarantors under the SEAM Senior Subordinated Notes and all other Obligations shall have been paid in full. If at any time any payment of the principal of or interest on any SEAM Senior Subordinated Note or any other Obligation paid by the Co-Borrowers or any Guarantor is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of any Co-Borrower or any Guarantor, or otherwise, each Guarantor’s obligations under this Article 9 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 9.4 Subrogation.

Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations shall have been paid in full. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of the payment in full of the Obligations, such amount shall be held in trust for the benefit of the Purchaser, and such amounts shall forthwith be paid to the Purchaser or be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 9.5 Waivers.

Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Co-Borrower, the Purchaser or any other Person against any Co-Borrower or any Guarantor or other Person.

Section 9.6 Limit on Recovery.

Notwithstanding anything to the contrary contained in this Agreement or any other Purchase Documents, it is the intention of the parties hereto that each Guarantor’s obligations hereunder, as of any date, shall be in (but not in excess of) such maximum amount not subject (but for the provisions of this Section) to avoidance under the Bankruptcy Code. The limitation of this Section (as to each Guarantor, its “Limitation”) shall apply to such Guarantor only to the extent its obligations hereunder would otherwise be subject to avoidance under the Bankruptcy Code if such Guarantor is not deemed to have received valuable consideration, fair value or reasonably equivalent value for its obligations hereunder, in which case, such Guarantor’s obligations hereunder shall be reduced to that amount, which, after giving effect thereto, would not render such Guarantor insolvent, or leave such Guarantor with an unreasonably small capital to conduct its business, or cause such Guarantor to have incurred debts (or intended to have incurred debts) beyond its ability to pay such debts as they mature, at the time such Guarantor is deemed to have incurred such debts under the Bankruptcy Code. As used herein, the terms “insolvent” and “unreasonably small capital” shall likewise be determined in accordance with the Bankruptcy Code. The rights of any Guarantor to any right of contribution or subrogation against any other Person shall be taken into account in making any determination described in the foregoing sentence. This Section with respect to the Limitation of each Guarantor is intended solely to preserve the rights of the Purchasers to the maximum extent not subject to avoidance under the Bankruptcy Code, and neither any Guarantor nor any other Person shall have any right or claim under this Section with respect to the Limitation, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under the Bankruptcy Code.

Section 9.7 Stay of Acceleration.

If acceleration of the time for payment of any amount payable by any Co-Borrower or any Guarantor is stayed upon the insolvency, bankruptcy or reorganization of such Person, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Purchase Documents, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Purchaser.

Section 9.8 Benefit to Guarantors.

The Co-Borrowers and the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Co-Borrowers has a direct impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder.

Section 9.9 Guarantor Covenants.

Each Guarantor shall take such action as it is required by this Agreement to take, and shall refrain from taking such action as it is required by this Agreement to prohibit such Guarantor from taking.

ARTICLE 10

CO-BORROWER REPRESENTATIVE

Section 10.1 Authorization and Action.

Each Co-Borrower hereby irrevocably authorizes Co-Borrower Representative to give notices, make requests, make payments, receive payments and notices, give receipts and execute agreements, make agreements or take any other action whatsoever on behalf of such Co-Borrower under and with respect to any Purchase Document and each Co-Borrower shall be bound thereby. This authorization is coupled with an interest and shall be irrevocable, and the Purchaser may rely on any notice, request, information supplied by Co-Borrower Representative, every document executed by Co-Borrower Representative, every agreement made by Co-Borrower Representative or other action taken by Co-Borrower Representative in respect of the Co-Borrowers or any thereof as if the same were supplied, made or take by any or all of the Co-Borrowers. Without limiting the generality of the foregoing, the failure of one or more of the Co-Borrowers to join in the execution of any writing in connection herewith shall not, unless the context clearly requires, relieve any such Co-Borrower from obligations in respect of such writing.

Section 10.2 Successor Co-Borrower Representative.

Co-Borrower Representative may, upon 45 days’ notice to the Co-Borrowers and the Purchaser, resign as Co-Borrower Representative. If Co-Borrower Representative shall resign, then the majority of the Co-Borrowers during such forty-five (45) day period shall appoint a successor Co-Borrower Representative.

ARTICLE 11

CO-BORROWER PROVISIONS; JOINT AND SEVERAL LIABILITY

Section 11.1 Joint and Several Liability.

Each Co-Borrower jointly and severally agrees to pay, and shall be jointly and severally liable for the payment and performance of, all Obligations directly incurred by any other Co-Borrower, regardless of whether such Co-Borrower actually receives the proceeds of the Indebtedness for borrowed money governed hereby. Each Co-Borrower acknowledges and agrees that the joint and several liability of the Co-Borrowers is provided as an inducement to the Purchaser to purchaser the SEAM Senior Subordinated Notes, and that each such financial accommodation shall be deemed to have been done or extended by the Purchaser in consideration of, and in reliance upon, the joint and several liability of the Co-Borrowers. The joint and several liability of each Co-Borrower hereunder is absolute, unconditional and continuing, regardless of the validity or enforceability of any of the Obligations.

Section 11.2 Co-Borrower Acknowledgements.

(a) Each Co-Borrower acknowledges that it will enjoy significant benefits from the business conducted by the other Co-Borrowers because of, inter alia, their combined ability to bargain with other Persons including their ability to receive the financial accommodations under this Agreement and the other Purchase Documents on favorable terms granted by this Agreement and other Purchase Documents which would not have been available to an individual Co-Borrower acting alone. Each Co-Borrower has determined that it is in its best interest to enter into the transactions contemplated hereunder and under the other Purchase Documents.

(b) The Purchaser has advised the Co-Borrowers that it is unwilling to enter into this Agreement, the other Purchase Documents and consummate the transactions contemplated hereunder and thereunder unless each Co-Borrower agrees, among other things, to be jointly and severally liable for the due and proper payment of the Obligations of each other Co-Borrower under this Agreement and other Purchase Documents. Each Co-Borrower has determined that it is in its best interest and in pursuit of its purposes that it so induce the Purchaser to consummate the transactions contemplated under this Agreement and the other documents executed in connection herewith because of the desirability of the Transactions to each Co-Borrower.

Section 11.3 Subrogation.

Each Co-Borrower agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations shall have been paid in full. If any amount shall be paid to a Co-Borrower on account of such subrogation rights at any time prior to the payment in full of the Obligations, such amount shall be held in trust for the benefit of the Purchaser and shall forthwith be paid to the Purchaser or be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 11.4 Waivers.

(a) Each Co-Borrower hereby waives: (i) all notices to which such Co-Borrower may be entitled as a co-obligor with respect to the Obligations, including notice of (x) acceptance of this Agreement, (y) the making of loans or other financial accommodations under this Agreement, or the creation or existence of the Obligations, and (z) presentment, demand, protest, and (except as expressly required hereby) any notice not provided for herein; (ii) all defenses based on (w) any modification (or series of modifications) of this Agreement or the other Purchase Documents that may create a substituted contract, or that may fundamentally alter the risks imposed on such Co-Borrower hereunder, (x) the release of any other Co-Borrower from its duties this Agreement, the other Purchase Documents, or the extension of the time of performance of any other Co-Borrower’s duties hereunder or thereunder, (y) the settlement, release or compromise of the Obligations or any other Co-Borrower’s liabilities with respect to all or any portion of the Obligations, or (z) any other act (or any failure to act) that fundamentally alters the risks imposed on such Co-Borrower by virtue of its joint and several liability hereunder; and (iii) any rights of rescission, setoff, counterclaim or defense to payment under the SEAM Senior Subordinated Notes or other Purchase Documents that such Co-Borrower may have or claim against any Purchaser (or its predecessors).

(b) Purchaser, on behalf of itself, its Affiliates, and its respective successors and assigns, agrees not to assert and each hereby irrevocably and unconditionally waives, any claim against Co-Borrowers, their Affiliates and the officers, directors, employees, advisors, and agents of the foregoing under or pursuant to Section 160 of the Delaware General Corporation Law with respect to the Acquisition. The foregoing waiver shall relate solely to claims under Section 160 of the Delaware General Corporation Law and shall not limit in any way any other claim Purchaser, its Affiliates, and their respective successors and assigns have against Co-Borrowers, their affiliates, and the officers, directors, employees, advisors, and agents under the Purchase Documents, applicable law, or otherwise.

Section 11.5 Limit on Recovery.

Notwithstanding anything to the contrary contained in this Agreement or any other Purchase Documents, it is the intention of the parties hereto that each Co-Borrower’s obligations hereunder, as of any date, shall be in (but not in excess of) such maximum amount not subject (but for the provisions of this Section) to avoidance under the Bankruptcy Code. The Limitation shall apply to such Co-Borrower only to the extent its obligations hereunder would otherwise be subject to avoidance under the Bankruptcy Code if such Co-Borrower is not deemed to have received valuable consideration, fair value or reasonably equivalent value for its obligations hereunder, in which case, such Co-Borrower’s obligations hereunder shall be reduced to that amount (the “Maximum Liability”) which, after giving effect thereto, would not render such Co-Borrower insolvent, or leave such Co-Borrower with an unreasonably small capital to conduct its business, or cause such Co-Borrower to have incurred debts (or intended to have incurred debts) beyond its ability to pay such debts as they mature, at the time such Co-Borrower is deemed to have incurred such debts under the Bankruptcy Code. As used herein, the terms “insolvent” and “unreasonably small capital” shall likewise be determined in accordance with the Bankruptcy Code. The rights of any Co-Borrower to any right of contribution or subrogation against any other Person shall be taken into account in making any determination described in the foregoing sentence. This Section with respect to the Limitation of each Co-Borrower is intended solely to preserve the rights of the Purchaser to the maximum extent not subject to avoidance under the Bankruptcy Code, and neither any Co-Borrower nor any other Person shall have any right or claim under this Section with respect to the Limitation, except to the extent necessary so that the obligations of any Co-Borrower hereunder shall not be rendered voidable under the Bankruptcy Code.

Section 11.6 Stay of Acceleration.

If acceleration of the time for payment of any amount payable by the Co-Borrowers is stayed upon the insolvency, bankruptcy or reorganization of any Co-Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Purchase Documents, shall nonetheless be payable by the other Co-Borrowers hereunder forthwith on demand by the Purchaser.

ARTICLE 12

MISCELLANEOUS

Section 12.1 Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that (i) no Co-Borrower may not assign or transfer any of its rights hereunder or any interest herein or delegate its duties hereunder and (ii) the Purchaser shall have the right to assign its rights hereunder and under the SEAM Senior Subordinated Notes in accordance with Article 6.

Section 12.2 Modifications and Amendments.

The provisions of this Agreement may be modified, waived or amended, but only by a written instrument signed by each Co-Borrower and the Purchaser.

Section 12.3 No Implied Waivers; Cumulative Remedies; Writing Required.

No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that the Purchaser or any holder of SEAM Senior Subordinated Notes would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent in such writing specifically set forth.

Section 12.4 Reimbursement of Expenses.

The Co-Borrowers, upon demand, shall pay or reimburse the Purchaser for all reasonable and documented fees and expenses incurred or payable the Purchaser (including, without limitation, reasonable and documented fees and expenses of special counsel for the Purchaser), from time to time (i) incurred in connection with the Purchaser’s due diligence review, (ii) arising in connection with the negotiation, preparation and execution of this Agreement, the SEAM Senior Subordinated Notes, the other Purchase Documents and all other instruments and documents to be delivered hereunder or thereunder or arising in connection with the transactions contemplated hereunder or thereunder, (iii) relating to any amendments, waivers or consents pursuant to the provisions hereof or thereof, and (iv) arising in connection with the enforcement of this Agreement or collection of the SEAM Senior Subordinated Notes.

Section 12.5 Holidays.

Whenever any payment or action to be made or taken hereunder or under the SEAM Senior Subordinated Notes shall be stated to be due on a day that is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

Section 12.6 Notices.

All notices and other communications given to or made upon any party hereto in connection with this Agreement shall, except as otherwise expressly herein provided, be in writing (including telecopy or email, but in such case, a confirming copy will be sent by another permitted means) and mailed via certified mail, telecopied, email or delivered by guaranteed overnight parcel express service or courier to the respective parties, as follows:

to the Co-Borrowers or Co-Borrower Representative:

Vigor Industrial LLC

5555 N. Channel Avenue

Portland, OR 97217

Attn: Bruce A. Dummer

Facsimile: (503) 247-1690

to the Purchaser:

Endeavour Structured Equity and Mezzanine Fund I, L.P.

601 West 5th Street, Suite 700

Los Angeles, CA 90071

Attn: Iain G. Douglas

Facsimile: (213) 347-6399

and:

Endeavour Structured Equity and Mezzanine Fund I, L.P.

920 S.W. 6th Avenue, Suite 1400

Portland, OR 97204

Attn: Steven R. Wilkins

Facsimile: (503) 223-1384

with a copy to:

Kaye Scholer LLP

1999 Avenue of the Stars, Suite 1700

Los Angeles, CA 90067

Attn: G. Thomas Stromberg, Esq.

Facsimile: (310) 788-1200

or in accordance with any subsequent written direction from the recipient party to the sending party. All such notices and other communications shall, except as otherwise expressly herein provided, be effective upon delivery if delivered by courier or overnight parcel express service; in the case of certified mail, four (4) Business Days after the date sent; or in the case of facsimile or email, upon reliable confirmation of receipt.

Section 12.7 Survival.

All representations, warranties, covenants and agreements of the Co-Borrowers contained herein or made in writing in connection herewith shall survive the execution and delivery of this Agreement and the purchase of the SEAM Senior Subordinated Notes and shall continue in full force and effect so long as any SEAM Senior Subordinated Note is outstanding and until payment in full of the Co-Borrowers’ obligations hereunder or thereunder. All obligations relating to indemnification hereunder shall survive any termination of this Agreement and shall continue for the length of any applicable statute of limitations.

Section 12.8 Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OREGON.

Section 12.9 Jurisdiction, Consent to Service of Process.

(a) THE CO-BORROWERS AND PURCHASER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMIT, FOR THEMSELVES AND THEIR PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY OREGON STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE COUNTY OF MULTNOMAH, STATE OF OREGON, AND ANY APPELLATE COURT FROM SUCH COURTS, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SEAM SENIOR SUBORDINATED NOTES OR ANY OTHER PURCHASE DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE PURCHASER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE SEAM SENIOR SUBORDINATED NOTES OR ANY OTHER PURCHASE DOCUMENT AGAINST THE CO-BORROWERS OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) THE CO-BORROWERS AND PURCHASER EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT THEY MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SEAM

SENIOR SUBORDINATED NOTES OR ANY OTHER PURCHASE DOCUMENT IN ANY STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.6 HEREOF. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 12.10 Jury Trial Waiver.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, THE CO-BORROWERS AND PURCHASER EACH HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (I) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR (II) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT AND AGREES THAT ANY SUCH ACTION OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 12.11 Severability.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law in any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Agreement.

Section 12.12 Headings.

Article, Section and subsection headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 12.13 Indemnity.

(a) Whether or not the transactions contemplated hereby shall be consummated, the Co-Borrowers, on a joint and several basis, shall indemnify, defend and hold harmless the Purchaser and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including reasonable and documented attorneys’ fees, and related costs and expenses):

(i) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the SEAM Senior Subordinated Notes and any other Purchase Document, or the transactions contemplated hereby and thereby, and with respect to any investigation, litigation or proceeding (including any bankruptcy or similar proceeding or appellate proceeding) related to this Agreement, the SEAM Senior Subordinated Notes and any other Purchase Document, or the transactions contemplated hereby or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto; and

(ii) which may be incurred by or asserted against such Indemnified Person in connection with or arising out of any pending or threatened investigation, litigation or proceeding, or any action taken by any Person, with respect to any claim arising out of or related to violation of Environmental Laws by a Co-Borrower (all the foregoing, collectively, the “Indemnified Liabilities”);

provided, that such Co-Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent arising from the gross negligence or willful misconduct of an Indemnified Person as determined by a court of competent jurisdiction.

(b) No action taken by legal counsel chosen by the Purchaser in defending against any investigation, litigation or proceeding or requested remedial, removal or response action shall vitiate or any way impair any Co-Borrower’s obligation and duty hereunder to indemnify and hold harmless the Purchaser. In no event shall any site visit, observation, or testing by the Purchaser (or any contractee of the Purchaser) be deemed a representation or warranty that hazardous materials are or are not present in, on, or under, the site, or that there has been or shall be compliance with any Environmental Law. No Co-Borrower nor any other Person is entitled to rely on any site visit, observation, or testing by the Purchaser. The Purchaser owes no duty of care to protect any Co-Borrower or any other Person against, or to inform any Co-Borrower or any other Person of, any hazardous materials or any other adverse condition affecting any site. The Purchaser shall not be obligated to disclose to any Co-Borrower or any other Person any report or findings made as a result of, or in connection with, any site visit, observation, or testing by the Purchaser.

(c) The obligations in this Section 12.13 shall survive payment of all obligations pursuant hereto and the SEAM Senior Subordinated Notes. At the election of any Indemnified Person, the Co-Borrowers shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person’s sole discretion, at the sole cost and expense of the Co-Borrowers. All amounts owing under this Section 12.13 shall be paid within thirty (30) days after demand. To the extent that the foregoing undertakings may be unenforceable for any reason, the Co-Borrowers agree to make the maximum contribution to the payment and satisfaction of the Indemnified Liabilities that is permissible under applicable Law.

(d) To the fullest extent permitted by applicable law, each of the Co-Borrowers and Purchaser, on behalf of itself and their respective Affiliates, and each of their respective successors and assigns, agrees not to assert and each hereby irrevocably and unconditionally waives any claim against another party hereto, such party’s Affiliates, or the officers, directors, employees, advisors and agents of such party or its Affiliates, on any theory of liability for punitive, remote or speculative damages under this Section 12.13.

Section 12.14 Confidentiality.

(a) Definitions. For the purpose of this Section, the following capitalized terms shall have the indicated meanings:

(i) “Confidential Information” shall mean any technical, business or other proprietary information, whether orally or in writing, furnished by one party (the “Disclosing Party”) to another party (the “Receiving Party”) in connection with each of the Purchase Documents.

(ii) “Control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management or policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

(b) Obligations. The Receiving Party agrees that it shall:

(i) maintain all Confidential Information in strict confidence, whether such Confidential Information is received before or after the Receiving Party enters into any Purchase Document, except that such Receiving Party may disclose or permit the disclosure of any Confidential Information to its Affiliates, directors, officers, managers, members, employees, consultants and advisors, and to lenders, potential lenders, investors, potential investors, acquirers and potential acquirers who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for permitted purposes;

(ii) use all Confidential Information solely for the purposes set forth in, or as permitted by, the Purchase Documents; and

(iii) allow its Affiliates, directors, officers, managers, members, employees, consultants and advisors to reproduce the Confidential Information only to the extent necessary to effect the purposes set forth in the Purchase Documents, with all such reproductions being considered Confidential Information.

(c) Responsibility for Breaches. Each party hereto shall be responsible for any breach of this Section by any of its Affiliates, directors, officers, managers, members, employees, consultants and advisors.

(d) Exceptions. The obligations of the Receiving Party under Section 10.14(a) above shall not apply to any specific Confidential Information to the extent that the Receiving Party can demonstrate by written record that such Confidential Information:

(i) was in the public domain prior to the time of its disclosure under any Purchase Document;

(ii) entered the public domain after the time of its disclosure under any Purchase Document through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party or its Affiliates, directors, officers, managers, members, employees, consultants, advisors or agents;

(iii) was or is independently developed or discovered by the Receiving Party without use of the Confidential Information;

(iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under any Purchase Document, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality to the Disclosing Party with respect to such Confidential Information; or

(v) is required to be disclosed to comply with applicable Laws, or to comply with a court or administrative order, provided that the Disclosing Party receives prior written notice of such disclosure and that the Receiving Party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.

(e) Survivability. The obligations set forth in Section 12.14 shall remain in effect until such time as the Confidential Information falls into one of the exceptions listed in Section 12.14(d).

(f) Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance written approval thereof by the Purchaser and the Co-Borrower Representative. The Purchaser and the Co-Borrower Representative agree to cooperate in issuing any press release or other public announcement concerning this Agreement or the transactions contemplated hereby. Whenever practicable, the Purchaser and the Co-Borrower Representative shall each furnish to the other drafts of all such press releases or announcements prior to their release.

Section 12.15 Counterparts and Execution.

This Agreement may be executed in any number of counterparts and by either party hereto on separate counterparts (including by facsimile or email transmission), each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.

Section 12.16 Integration.

This Agreement and the other Purchase Documents set forth the entire understanding of the parties hereto with respect to all matters contemplated hereby and supersede all previous agreements and understandings among them concerning such matters. No statements or agreements, oral or written, made prior to or at the signing hereof, shall vary, waive or modify the written terms hereof.

Section 12.17 USA Patriot Act.

If the Purchaser is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it hereby notifies the Co-Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies each Co-Borrower, which information includes the name and address of such Co-Borrower and other information that will allow the Purchaser to identify each Co-Borrower in accordance with the Act.

Section 12.18 Statutory Notice.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY THE PURCHASER CONCERNING LOANS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY THE PURCHASER TO BE ENFORCEABLE.

Section 12.19 Consent When Multiple Purchasers Exist.

Whenever the SEAM Senior Subordinated Notes are held by more than one Person, any consent or waiver required under this Agreement or any of the other Purchase Documents to be made by “Purchaser” shall be effective if given or approved by the holders of SEAM Senior Subordinated Notes comprising a majority of the then outstanding principal amount of all SEAM Senior Subordinated Notes.

* * *

SIGNATURE PAGES TO

NOTE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CO-BORROWERS:

VIGOR INDUSTRIAL LLC, as a Co-Borrower

By:	/s/ Frank J. Foti
Name:	Frank J. Foti
Title:	President and CEO

NAUTICAL MILES, INC., as a Co-Borrower

By:	/s/ Frank J. Foti
Name:	Frank J. Foti
Title:	President and CEO

SHIPYARD COMMERCE CENTER LLC, as a Co-Borrower

By:	/s/ Frank J. Foti
Name:	Frank J. Foti
Title:	President and CEO

MILES MARINE, INC., as a Co-Borrower

By:	/s/ Frank J. Foti
Name:	Frank J. Foti
Title:	President and CEO

US BARGE LLC, as a Co-Borrower

By:	/s/ Frank J. Foti
Name:	Frank J. Foti
Title:	President and CEO

VIGOR MARINE LLC, as a Co-Borrower

By:	/s/ Frank J. Foti
Name:	Frank J. Foti
Title:	President and CEO

WASHINGTON MARINE REPAIR LLC, as a Co-Borrower

By:	/s/ Frank J. Foti
Name:	Frank J. Foti
Title:	President and CEO

VIGOR MACHINE LLC, as a Co-Borrower

By:	/s/ Frank J. Foti
Name:	Frank J. Foti
Title:	President and CEO

SPECIALTY FINISHES, LLC, as a Co-Borrower

By:	/s/ Frank J. Foti
Name:	Frank J. Foti
Title:	President and CEO

CASCADE GENERAL, INC., as a Co-Borrower

By:	/s/ Frank J. Foti
Name:	Frank J. Foti
Title:	President and CEO

PURCHASER:

ENDEAVOUR STRUCTURED EQUITY AND MEZZANINE FUND I, L.P.

By:	Endeavour SEAM I GP, LLC
Its:	General Partner

By:	/s/ Iain G. Douglas
Name:	Iain G. Douglas
Title:	Member

By:	/s/ Steven R. Wilkins
Name:	Steven R. Wilkins
Title:	Member

EXHIBIT A

FORM OF SEAM SENIOR SUBORDINATED NOTE

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY OF THE VARIOUS STATES OF THE UNITED STATES OF AMERICA. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION THEREUNDER OR AN EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

THE INDEBTEDNESS AND OTHER OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (AS AMENDED, RESTATED, REPLACED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “SUBORDINATION AGREEMENT”) DATED AS OF [                    ], 2011 AMONG ENDEAVOUR STRUCTURED EQUITY AND MEZZANINE FUND I, L.P., KEYBANK NATIONAL ASSOCIATION, AND ACKNOWLEDGED BY VIGOR INDUSTRIAL LLC, MILES MARINE, INC., NAUTICAL MILES, INC. AND THE OTHER BORROWERS SIGNATORIES TO THE SENIOR SECURED CREDIT FACILITY (AS DEFINED BELOW) AS BORROWERS AND ANY OTHER PERSON THAT BECOMES A BORROWER THEREUNDER; AND EACH HOLDER OF INDEBTEDNESS AND OTHER OBLIGATIONS EVIDENCED HEREBY, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

Due [                    ], 2016

Purchaser:
Initial Principal Amount: $	[ ], 2011

For value received, each of the undersigned (collectively, the “Co-Borrowers”), jointly and severally, hereby promise to pay to the order of the Purchaser set forth above (the “Purchaser”), or its successors and assigns, the Initial Principal Amount set forth above plus the amount of additional principal resulting from PIK Interest (as defined in the Purchase Agreement, as such term is defined below), or, if less, the aggregate unpaid principal amount of this SEAM Senior Subordinated Note (the “Note”), payable at such times, and in such amounts, as are specified in the Purchase Agreement.

Each Co-Borrower promises to pay interest on the unpaid principal amount of this Note from the date made until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Purchase Agreement.

Exhibit A

Each Co-Borrower jointly and severally agrees to pay, and shall be jointly and severally liable for the payment and performance of, all Obligations directly incurred by any other Co-Borrower, regardless of whether such Co-Borrower actually receives the proceeds of the Indebtedness for borrowed money under the Purchase Agreement. Each Co-Borrower acknowledges and agrees that the joint and several liability of the Co-Borrowers is provided as an inducement to the Purchaser to purchase the Note, and that the financial accommodations provided pursuant to the Purchase Agreement shall be deemed to have been extended by the Purchaser in consideration of, and in reliance upon, the joint and several liability of the Co-Borrowers. The joint and several liability of each Co-Borrower hereunder is absolute, unconditional and continuing, regardless of the validity or enforceability of any of the Obligations.

Both principal and interest are payable in the lawful money of the United States of America to Endeavour Structured Equity and Mezzanine Fund I, L.P. at 920 S.W. 6th Avenue, Suite 1400, Portland, OR 97204.

This Note is one of the SEAM Senior Subordinated Notes referred to in, and is entitled to the benefits of, the Note Purchase Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time the “Purchase Agreement”), among the Co-Borrowers and the Purchaser. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Purchase Agreement.

The Purchase Agreement, among other things, contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening and the continuance of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

This Note may not be assigned or transferred except in accordance with the terms and conditions of the Purchase Agreement.

DEMAND, DILIGENCE, PRESENTMENT, PROTEST AND NOTICE OF NON-PAYMENT AND PROTEST ARE HEREBY WAIVED BY EACH CO-BORROWER.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OREGON.

THIS NOTE IS SUBJECT TO THE TERMS OF THE SENIOR SUBORDINATION AGREEMENT (AS SUCH TERM IS DEFINED IN THE PURCHASE AGREEMENT).

[continued on next page]

Exhibit A

IN WITNESS WHEREOF, each of the Co-Borrowers has caused this Note to be executed and delivered by its respective duly authorized officer as of the day and year and at the place set forth above.

VIGOR INDUSTRIAL LLC, as a Co-Borrower

By:
Name:
Title:

NAUTICAL MILES, INC., as a Co-Borrower

By:
Name:
Title:

TODD SHIPYARDS CORPORATION, as a Co-Borrower

By:
Name:
Title:

SHIPYARD COMMERCE CENTER LLC, as a Co-Borrower

By:
Name:
Title:

MILES MARINE, INC., as a Co-Borrower

By:
Name:
Title:

US BARGE LLC, as a Co-Borrower

By:
Name:
Title:

Exhibit A

VIGOR MARINE LLC, as a Co-Borrower

By:
Name:
Title:

WASHINGTON MARINE REPAIR LLC, as a Co-Borrower

By:
Name:
Title:

VIGOR MACHINE LLC, as a Co-Borrower

By:
Name:
Title:

SPECIALTY FINISHES, LLC, as a Co-Borrower

By:
Name:
Title:

CASCADE GENERAL, INC., as a Co-Borrower

By:
Name:
Title:

Exhibit A

TODD PACIFIC SHIPYARDS CORPORATION, as a Co-Borrower

By:
Name:
Title:

EVERETT SHIPYARD, INC., as a Co-Borrower

By:
Name:
Title:

MONTANA VALLEY LAND COMPANY, as a Co-Borrower

By:
Name:
Title:

TSI MANAGEMENT, INC., as a Co-Borrower

By:
Name:
Title:

Exhibit A